Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and between
FS BANCORP, INC.
and
ANCHOR BANCORP

Dated as of July 17, 2018

3.29	Books and Records	23
3.30	Indemnification	23

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF FS BANCORP		24

4.1	Corporate Organization	24
4.2	Capitalization	25
4.3	Authority; No Violation	25
4.4	Consents and Approvals	26
4.5	Reports	26
4.6	Financial Statements and Internal Controls	26
4.7	Absence of Certain Changes or Events	28
4.8	Legal Proceedings	28
4.9	Taxes and Tax Returns	28
4.10	Employees	29
4.11	SEC Reports	31
4.12	Compliance with Applicable Law	31
4.13	Agreements with Regulatory Agencies	32
4.14	Risk Management Instruments	32
4.15	Environmental Matters	32
4.16	Investment Securities and Commodities	32
4.17	Title	33
4.18	Intellectual Property	33
4.19	Reorganization	34
4.20	FS Bancorp Information	34
4.21	Loan Portfolio	34
4.22	Insurance	35

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		35

5.1	Anchor Conduct of Businesses Prior to the Effective Time	35
5.2	Anchor Forbearances	35
5.3	FS Bancorp Conduct of Business Prior to the Effective Time	38
5.4	FS Bancorp Forbearances	38

ARTICLE VI ADDITIONAL AGREEMENTS		39

6.1	Regulatory Matters	39
6.2	Access to Information; Current Information	41
6.3	Shareholder Meeting	42
6.4	Reservation of Common Stock; Nasdaq Listing	42
6.5	Employee Matters	42
6.6	Officers' and Directors' Insurance; Idemnification	45
6.7	Exemption from Liability Under Section 16(b)	46
6.8	No Solicitation	47
6.9	Notification of Certain Matters	48
6.10	Correction of Information	48
6.11	Integration	48
6.12	Coordination; Integration	49
6.13	Delivery of Agreements	49

ARTICLE VII CONDITIONS PRECEDENT		49

7.1	Conditions to Each Party's Obligations	49
7.2	Conditions to Obligations of FS Bancorp	49
7.3	Conditions to Obligations of Anchor	50

ARTICLE VIII TERMINATION AND AMENDMENT		51

8.1	Termination	51
8.2	Effect of Termination	52
8.3	Fees and Expenses	52
8.4	Termination Fee	52
8.5	Amendment	53
8.6	Extension; Waiver	53

ARTICLE IX GENERAL PROVISIONS		54

9.1	Closing	54
9.2	Nonsurvival of Representations, Warranties and Agreements	54
9.3	Notices	54
9.4	Interpretation	55
9.5	Counterparts	55
9.6	Entire Agreement	55
9.7	Governing Law, Jurisdiction, Venue and Construction	55
9.8	Publicity	56
9.9	Assignment; Third Party Beneficiaries	56
9.10	Specific Performatnce; Time of the Essence	56
9.11	Waiver of Jury Trial	56

SIGNATURES		57
EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Non Solicitation Agreement
Exhibit C	Form of Plan of Bank Merger
Exhibit D	Form of Consulting Agreement

INDEX OF DEFINED TERMS

Definition	Page

Acceptable Confidentiality Agreement	47
Agreement	1
Anchor	1
Anchor Articles	8
Anchor Bank Severance Plan	44
Anchor Benefit Plans	14
Anchor Board Recommendation	42
Anchor Bylaws	8
Anchor Common Stock	2
Anchor Confidential Information	47
Anchor Contract	18
Anchor Disclosure Schedule	7
Anchor ERISA Affiliate	14
Anchor ESOP	3
Anchor ESOP Loan Shares	3
Anchor Indemnified Party	46
Anchor Individuals	47
Anchor Insiders	47
Anchor Leased Properties	20
Anchor Owned Properties	20
Anchor Phantom Stock Plan	45
Anchor Phantom Stock Plan Participant	45
Anchor Qualified Plans	15
Anchor Real Property	20
Anchor Regulatory Agreement	18
Anchor Reports	16
Anchor Representatives	47
Anchor Restricted Stock Award	4
Anchor Shareholder Approval	10
Anchor Shareholder Meeting	42
Anchor Stock Plan	4
Anchor Subsidiary	8
Articles of Merger	2
Bank Merger	4
Bank Merger Certificates	5
Bank Plan of Merger	4
BHC Act	7
BOLI	19
Cancelled Shares	3
Change in Recommendation	47
Claim	46
Closing	54
Closing Date	54
Code	1
Confidentiality Agreement	42
Covered Employees	43
DFI	10
Dissenting Shares	3
DPC Common Shares	3
Effective Time	2

v

Enforceability Exception	10
Environmental Laws	19
ERISA	14
Exchange Act	12
Exchange Agent	5
Exchange Agent Agreement	5
Exchange Fund	5
Exchange Ratio	2
Existing Certificate	2
FDIC	8
Federal Reserve Board	10
FHLB	9
Form S-4	10
FS Bancorp Articles	24
FS Bancorp Benefit Plans	29
FS Bancorp Bylaws	24
FS Bancorp Common Stock	2
FS Bancorp Disclosure Schedule	24
FS Bancorp ERISA Affiliate	29
FS Bancorp Leased Properties	33
FS Bancorp Owned Properties	33
FS Bancorp Qualified Plans	29
FS Bancorp Real Property	33
FS Bancorp Regulatory Agreement	32
FS Bancorp Reports	31
FS Bancorp Restricted Stock Award	25
FS Bancorp Subsidiary	24
GAAP	8
Governmental Entity	10
Insurance Amount	45
Intellectual Property	20
IRS	13
IT Assets	21
Letter of Transmittal	5
Liens	9
Loans	22
Material Adverse Effect	8
Merger	1
Merger Consideration	2
Monetary Liens	20
Multiemployer Plan	15
Multiple Employer Plan	15
Nasdaq	6
Non-Solicitation Agreement	1
Parties	1
Permitted Encumbrances	20
Proxy Statement	10
Regulatory Agencies	11
Requisite Regulatory Approvals	49
Sarbanes-Oxley Act	12
SEC	7
Secretary of State	2
Securities Act	10

SRO	11
Surviving Bank	4
Surviving Company	1
Takeover Statutes	21
Tax	14
Tax Return	14
Taxes	14
Termination Fee	52
Treasury	13
Trust Account Common Shares	3
Unduly Burdensome Condition	49
Voting Agreement	1
WBCA	2

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of July 17, 2018 (this "Agreement"), by and between FS Bancorp, Inc., a Washington corporation ("FS Bancorp"), and Anchor Bancorp, a Washington corporation ("Anchor", and together with FS Bancorp, the "Parties").
RECITALS
A.            The Boards of Directors of the Parties have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for in this Agreement in which Anchor will, on the terms and subject to the conditions set forth in this Agreement, merge with and into FS Bancorp (the "Merger"), with FS Bancorp as the surviving corporation in the Merger (sometimes referred to in such capacity as the "Surviving Company").
B.            As a condition to the willingness of FS Bancorp to enter into this Agreement, all of the directors of Anchor have entered into voting agreements (each a "Voting Agreement"), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with FS Bancorp.
C.            As a condition to the willingness of FS Bancorp to enter into this Agreement, all of the directors of Anchor have entered into resignation, non-solicitation and confidentiality agreements (each a "Non-Solicitation Agreement"), substantially in the form attached hereto as Exhibit B, dated as of the date hereof but effective upon consummation of the Merger, with FS Bancorp.
E.            The Parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and intend for this Agreement to constitute a "plan of reorganization" within the meaning of Treasury Regulations Section 1.368-2(g).
F.            The Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

 THE MERGER
1.1            The Merger.
(a)            Subject to the terms and conditions of this Agreement, in accordance with the Washington Business Corporation Act (the "WBCA"), at the Effective Time (as defined in Section 1.2), Anchor shall merge with and into FS Bancorp. FS Bancorp shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Washington. As of the Effective Time, the separate corporate existence of Anchor shall cease.
(b)            Subject to the consent of Anchor, which shall not be unreasonably withheld or delayed, FS Bancorp may at any time change the method of effecting the combination (including by providing for the merger of a wholly owned subsidiary of FS Bancorp with Anchor) if and to the extent requested by FS Bancorp; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration (as defined in Section 1.4(b)) to be received by the shareholders of Anchor, (ii) adversely affect the tax consequences of the Merger to the shareholders of Anchor or the tax treatment of either party pursuant to this Agreement or (iii) impede or materially delay consummation of the transactions contemplated by this Agreement.
1.2            Effective Time. Subject to the terms and conditions of this Agreement, simultaneously with the Closing (as defined in Section 9.1), the Parties shall execute, and FS Bancorp shall cause to be filed with Secretary of State of the State of Washington (the "Secretary of State"), articles of merger and a short form plan of merger as provided in the WBCA (collectively the "Articles of Merger"). The Merger shall become effective at such time as designated in the Articles of Merger (the "Effective Time").
1.3            Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the WBCA.
1.4            Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Anchor, FS Bancorp or the holders of any of the following securities:
(a)            Each share of common stock, $0.01 par value, of FS Bancorp ("FS Bancorp Common Stock") issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and non-assessable share of common stock, $0.01 par value, of the Surviving Company.
(b)    Subject to Sections 1.4(c) and 1.4(d), each share of common stock, $0.01 par value, of Anchor (the "Anchor Common Stock") issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares (as such terms are defined in Section 1.4(c)), but excluding any Cancelled Shares (as defined Section 1.4(c)) and Dissenting Shares (as defined in Section 1.4(d)), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive 0.2921 of a share (the "Exchange Ratio") of FS Bancorp Common Stock and $12.40 in cash (the "Merger Consideration"). The aggregate number of shares of Anchor Common Stock issued and outstanding immediately prior to the Effective Time shall not be greater than 2,484,030 shares of Anchor Common Stock, which is the number of shares issued and outstanding on the date hereof.  All of the shares of Anchor Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Anchor Common Stock (each, an "Existing Certificate"), (it being understood that any reference to an "Existing Certificate" shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of Anchor Common Stock, and it being further understood that provisions herein relating to Existing Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of an Existing Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an "agent's message" to the Exchange Agent or such other similar evidence of transfer as the Exchange Agent may reasonably request), shall thereafter represent only the right to receive the Merger Consideration including any cash in lieu of a fractional share interest into which the shares of Anchor Common Stock represented by such Existing Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends as provided in Section 2.3(c).

(c)            Shares of Anchor Common Stock that are owned immediately prior to the Effective Time by (i) the Anchor Employee Stock Ownership Plan effective July 10, 2010 (the "Anchor ESOP") that have not been allocated to participant accounts and are applied as of the Effective Time to retire the loan indebtedness of the Anchor ESOP to Anchor based upon the value of the Merger Consideration at the Effective Time (the "Anchor ESOP Loan Shares") or (ii) Anchor or FS Bancorp (other than shares of Anchor Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, "Trust Account Common Shares") and other than shares of Anchor Common Stock held, directly or indirectly, by Anchor or FS Bancorp in respect of a debt previously contracted (any such shares, "DPC Common Shares") shall be cancelled and shall cease to exist and no Merger Consideration shall be delivered in exchange therefor (any such shares, the "Cancelled Shares").
      (d)            Notwithstanding anything in this Agreement to the contrary, all shares of Anchor  Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who exercises dissenters rights when and in the manner required under Chapter 23B.13 of the WBCA shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the "Dissenting Shares"), but instead such holder shall be entitled to only such rights as are granted with respect to the payment of the fair value of such shares under the applicable provisions of Chapter 23B.13 of the WBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the foregoing provisions of the WBCA and this Section 1.4(d)), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to demand or receive the fair value of such shares of Anchor Common Stock under the WBCA. If any shareholder dissenting pursuant to the WBCA and this Section 1.4(d) shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's shares of Anchor Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Anchor Common Stock, in accordance with Section 1.4(b), without any interest thereon. Anchor shall give FS Bancorp (i) prompt notice of any written notices to exercise dissenters' rights in respect of any shares of Anchor Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the WBCA and received by Anchor relating to shareholders' dissenters' rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the WBCA. Anchor shall not, except with the prior written consent of FS Bancorp, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any Merger Consideration made available to the Exchange Agent as (defined in Section 2.1) pursuant to Article II to pay for shares of Anchor Common Stock for which dissenters' rights have been perfected shall be returned to FS Bancorp upon demand.

(e)            If, between the date of this Agreement and the Effective Time, the outstanding shares of FS Bancorp Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio to provide the holders of Anchor Common Stock converted into Merger Consideration the same economic effect as contemplated by this Agreement with respect to the Merger Consideration prior to such event; provided, however, that nothing in this Section 1.4(e) shall be construed to permit FS Bancorp to take any action with respect to its securities that is prohibited by the terms of this Agreement.
1.5            Anchor Restricted Stock Awards. At the Effective Time, each restricted stock award in respect of a share of Anchor Common Stock subject to vesting, repurchase or other lapse restriction granted under the Anchor 2015 Equity Incentive Plan (the "Anchor Stock Plan") which is outstanding immediately prior to the Effective Time (an "Anchor Restricted Stock Award") shall become fully vested and each such share under an Anchor Restricted Stock Award shall be converted into a right to receive the Merger Consideration, subject to any required Tax withholding.

1.6            Incorporation Documents and By-Laws of the Surviving Company. At the Effective Time, the articles of incorporation of FS Bancorp in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The by-laws of FS Bancorp, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such by-laws.
1.7            Directors and Officers. The directors of FS Bancorp immediately prior to the Effective Time, shall be the directors of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of FS Bancorp immediately prior to the Effective Time shall be the officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
1.8            Additional Actions.  If, at any time after the Effective Time, the Surviving Company shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of Anchor acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Anchor, and its proper officers and directors, shall be deemed to have granted to the Surviving Company an irrevocable power of attorney coupled with an interest to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Company and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Company are fully authorized in the name of Anchor or the Surviving Company or otherwise to take any and all such action without limitation except as otherwise required by applicable law.
1.9            The Bank Merger. Immediately after the Effective Time, FS Bancorp intends to merge Anchor Bank, a Washington-chartered savings bank and wholly owned subsidiary of Anchor, with and into 1st Security Bank of Washington, a Washington state-chartered savings bank and a wholly owned subsidiary of FS Bancorp, (the "Bank Merger") in accordance with the provisions of applicable state and federal banking laws and regulations, and 1st Security Bank of Washington shall be the resulting institution or surviving bank (the "Surviving Bank"). The Bank Merger shall have the effects as set forth under applicable state and federal banking laws and regulations and the Boards of Directors of the Parties shall approve, and shall cause the boards of directors of Anchor Bank and 1st Security Bank of Washington, respectively, to approve, a separate combination agreement/plan of merger (the "Bank Plan of Merger") in substantially the form attached hereto as Exhibit C, and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of execution of this Agreement. In addition, Anchor shall cause Anchor Bank, and FS Bancorp shall cause 1st Security Bank of Washington, to execute and file in accordance with applicable state and federal banking laws and regulations such articles of merger or combination, corporate resolutions, and/or other documents and certificates as are necessary to make the Bank Merger effective (the "Bank Merger Certificates").
ARTICLE II

 EXCHANGE OF SHARES
2.1            Exchange Agent. Prior to the Effective Time, FS Bancorp shall appoint FS Bancorp's transfer agent pursuant to an agreement (the "Exchange Agent Agreement") to act as exchange agent (the "Exchange Agent") hereunder.
2.2            Deposit of Merger Consideration. At or prior to the Effective Time, FS Bancorp shall (i) deposit, or cause to be deposited, with the Exchange Agent, or authorize the Exchange Agent to issue an aggregate number of shares of FS Bancorp Common Stock equal to the stock portion of the Merger Consideration and (ii) deposit or cause to be deposited with the Exchange Agent, the cash portion of the aggregate Merger Consideration, plus to the extent then determinable, any cash in lieu of fractional shares pursuant to Section 2.3(f), and, together with any dividends or distributions with respect thereto payable pursuant to Section 2.3(c), (collectively, the "Exchange Fund") and FS Bancorp shall instruct the Exchange Agent to timely deliver the Merger Consideration.
2.3            Delivery of Merger Consideration.
(a)        As soon as reasonably practicable after the Effective Time (and in any event within ten (10) days thereafter), and subject to the receipt by the Exchange Agent of a list of Anchor's shareholders in a format that is reasonably acceptable to the Exchange Agent, the Exchange Agent shall mail to each holder of an Existing Certificate or Existing Certificates, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Existing Certificate or Existing Certificates shall pass, only upon delivery of such Existing Certificate or Existing Certificates (or an affidavit of loss in lieu thereof)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the "Letter of Transmittal") and (ii) instructions for use in surrendering such Existing Certificate or Existing Certificates in exchange for the Merger Consideration, any cash in lieu of a fractional share of FS Bancorp Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b)        As soon as reasonably practicable after surrender to the Exchange Agent of its Existing Certificate or Existing Certificates, accompanied by a properly completed Letter of Transmittal, such holder of Anchor Common Stock will be entitled to receive the Merger Consideration, any cash in lieu of a fractional share of FS Bancorp Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c), in respect of the shares of Anchor Common Stock represented by such holder's Existing Certificate or Existing Certificates.  Until so surrendered, such Existing Certificate or Existing Certificates shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration, any cash in lieu of a fractional share of FS Bancorp Common Stock to be issued or paid in consideration therefor upon surrender of such Existing Certificate or Existing Certificates in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c)        No dividends or other distributions with respect to FS Bancorp Common Stock shall be paid to the holder of any unsurrendered Existing Certificate with respect to the shares of FS Bancorp Common Stock represented thereby, unless and until the surrender of such Existing Certificate in accordance with this Article II.  Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Existing Certificate or Existing Certificates in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, and in addition to the other amounts set forth herein, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of FS Bancorp Common Stock represented by such Existing Certificate or Existing Certificates and not paid and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to whole shares of FS Bancorp Common Stock represented by such Existing Certificate or Existing Certificates with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the FS Bancorp Common Stock issuable with respect to such Existing Certificate or Existing Certificates.

(d)        In the event of a transfer of ownership of an Existing Certificate representing Anchor Common Stock prior to the Effective Time that is not registered in the stock transfer records of Anchor, the Merger Consideration, any cash in lieu of a fractional share of FS Bancorp Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, shall be issued or paid in exchange therefor to a person other than the person in whose name the Existing Certificate so surrendered is registered if the Existing Certificate formerly representing such Anchor Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined in Section 3.10(b)) required by reason of the payment or issuance to a person other than the registered holder of the Existing Certificate or establish to the satisfaction of FS Bancorp that the Tax has been paid or is not applicable.  The Exchange Agent (or, subsequent to the earlier of (x) six months after the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, FS Bancorp) shall be entitled to deduct and withhold from the cash portion of the Merger Consideration, and any cash in lieu of a fractional share of FS Bancorp Common Stock or any other cash payable pursuant to this Agreement to any holder of Anchor Common Stock such amounts as the Exchange Agent or FS Bancorp, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment.  To the extent amounts are so withheld by the Exchange Agent or FS Bancorp, as the case may be, and timely paid over to the appropriate Governmental Entity (as defined in Section 3.4), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Anchor Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or FS Bancorp, as the case may be.

(e)        After the Effective Time, there shall be no transfers on the stock transfer books of Anchor of the shares of Anchor Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Anchor Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Existing Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, any cash in lieu of fractional shares of FS Bancorp Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, in accordance with the procedures set forth in this Article II.

(f)        Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of FS Bancorp Common Stock shall be issued upon the surrender of Existing Certificates for exchange, no dividend or distribution with respect to FS Bancorp Common Stock shall be payable on or with respect to any fractional share, and such fractional share interest shall not entitle the owner thereof to vote or to any other rights of a shareholder of FS Bancorp.  In lieu of the issuance of any such fractional share, FS Bancorp shall pay to each former shareholder of Anchor who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the volume weighted price (rounded to the nearest cent) of FS Bancorp Common Stock on the Nasdaq Stock Market, Inc. ("Nasdaq") for the five trading days ending on the trading day immediately preceding the Closing Date (as defined in Section 9.1) by (ii) the fraction of a share (after taking into account all shares of Anchor Common Stock held by such holder at the Effective Time and rounded to the nearest one ten thousandth when expressed in decimal form) of FS Bancorp Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4(b).

(g)        Any portion of the Exchange Fund that remains unclaimed by the shareholders of Anchor at the expiration of six months after the Effective Time shall be paid to FS Bancorp.  In such event, any former shareholders of Anchor who have not theretofore complied with this Article II shall thereafter look only to FS Bancorp with respect to the Merger Consideration, any cash in lieu of any fractional share interest and any unpaid dividends and distributions on the FS Bancorp Common Stock deliverable in respect of the shares represented by an Existing Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of FS Bancorp, Anchor, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Anchor Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)        In the event any Existing Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Existing Certificate to be lost, stolen or destroyed and, if required by FS Bancorp or the Exchange Agent, the posting by such person of a bond in such amount as FS Bancorp may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Existing Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Existing Certificate the Merger Consideration, and any cash in lieu of any fractional share interest and any dividends and distributions to which such person is entitled in respect thereof pursuant to this Agreement.

ARTICLE III

 REPRESENTATIONS AND WARRANTIES OF ANCHOR
Except (i) as disclosed in the disclosure schedule delivered by Anchor to FS Bancorp concurrently herewith (the "Anchor Disclosure Schedule"); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Anchor Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Anchor that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 3.1(a)) on Anchor and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Anchor Reports (as defined in Section 3.12) filed with the Securities and Exchange Commission (the "SEC") by Anchor prior to the date hereof (but disregarding risk factor disclosures contained under the heading "Risk Factors," or disclosures of risks set forth in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Anchor hereby represents and warrants to FS Bancorp as follows:

3.1            Corporate Organization.
(a)            Anchor is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act").  Anchor has the corporate power and authority to own or lease all of its properties and assets as presently owned, operated or leased and to carry on its business as it is now being conducted.  Anchor is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Anchor.  As used in this Agreement, the term "Material Adverse Effect" means, with respect to FS Bancorp, Anchor or the Surviving Company, as the case may be, a material adverse effect on (i) the business, properties, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in United States generally accepted accounting principles ("GAAP") or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally, (D) public disclosure of the transactions contemplated hereby or actions or inactions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (E) expenses reasonably incurred by a party in connection with this Agreement or the consummation of the transactions contemplated hereby or (F) a decline in the trading price of a party's common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate), or (ii) the ability of such party or its banking Subsidiary to timely consummate the transactions contemplated hereby.  As used in this Agreement, the word "Subsidiary" when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.  True and complete copies of the articles of incorporation of Anchor (the "Anchor Articles") and the bylaws of Anchor (the "Anchor Bylaws"), as in effect as of the date of this Agreement, have previously been made available by Anchor to FS Bancorp.

(b)        Each Subsidiary of Anchor (an "Anchor Subsidiary") (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Anchor and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.  Except as set forth in Section 3.1(b) of the Anchor Disclosure Schedule, there are no restrictions on the ability of any Subsidiary of Anchor to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of Anchor Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 3.1(b) of the Anchor Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Anchor as of the date hereof.  Neither Anchor nor any of its Subsidiaries owns any equity or profit-and-loss interest in any business enterprise, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization, other than a Subsidiary, readily marketable securities, securities held-to-maturity in its investment portfolio, and stock in the

Federal Home Loan Bank of Des Moines (the "FHLB").  Anchor Bank is not in material violation of any of its organizational documents.

3.2            Capitalization.
(a)        The authorized capital stock of Anchor consists of 45,000,000 shares of Anchor Common Stock and 5,000,000 shares of preferred stock, $0.01 par value, of which no shares of preferred stock are issued or outstanding.  As of the date of this Agreement, there are (i) 2,484,030 shares of Anchor Common Stock issued and outstanding, which number includes all shares subject to restriction under the outstanding Anchor Restricted Stock Awards and all unallocated shares under the Anchor ESOP, and (iii) no other shares of capital stock or other voting securities of Anchor issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of Anchor Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no (A) bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Anchor may vote or (B) trust preferred or subordinated debt securities of Anchor or any of its Subsidiaries issued or outstanding.  There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Anchor to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Anchor Common Stock to which Anchor is a party.  Section 3.2(a) of the Anchor Disclosure Schedule sets forth a true, correct and complete list of all Anchor Restricted Stock Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Anchor Restricted Stock Award, and (iii) the grant date and vesting dates of each such Anchor Restricted Stock Award.  Other than the Anchor Restricted Stock Awards set forth above and awards heretofore granted under the Anchor Phantom Stock Plan (as defined in Section 6.5(g)), no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Anchor or any of its Subsidiaries) are outstanding.

(b)        Anchor owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Anchor Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Anchor Bank, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Anchor Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c)        Anchor does not have a dividend reinvestment plan or any shareholders' rights plan.

3.3            Authority; No Violation.
(a)        Anchor has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Anchor.  The Board of Directors of Anchor has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Anchor and its shareholders and has directed that this Agreement be submitted to Anchor's shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Anchor Common Stock (the "Anchor

Shareholder Approval"), no other corporate proceedings on the part of Anchor are necessary to approve this Agreement or to consummate the Merger.  This Agreement has been duly and validly executed and delivered by Anchor and (assuming due authorization, execution and delivery by FS Bancorp) constitutes a valid and binding obligation of Anchor, enforceable against Anchor in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the "Enforceability Exception")).

(b)        Neither the execution and delivery of this Agreement by Anchor or the Bank Plan of Merger by Anchor Bank, nor the consummation of the Merger by Anchor or the Bank Merger by Anchor Bank, nor compliance by Anchor or Anchor Bank with any of the terms and provisions of this Agreement or the Bank Plan of Merger, will (i) assuming the Anchor Shareholder Approval is obtained, violate any provision of the Anchor Articles or Anchor Bylaws or the organization or governing documents of any Anchor Subsidiary or (ii) assuming that the filings, notices, consents and approvals referred to in Section 3.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Anchor or any of its Subsidiaries or any of their respective properties or assets or (y) except as set forth in Section 3.3(b) of the Anchor Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Anchor or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Anchor or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.

3.4        Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Nasdaq, and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Washington Department of Financial Institutions (the "DFI"), and the FDIC, if applicable, and approval of such applications, filings and notices, (iv) the filing with the SEC of a proxy statement in definitive form relating to the meeting of Anchor's shareholders to be held in connection with this Agreement (including any amendments or supplements thereto, the "Proxy Statement"), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by FS Bancorp in connection with the transactions contemplated by this Agreement (the "Form S-4") , to among other things, register any securities issuable by FS Bancorp in conjunction with the transactions contemplated by this Agreement with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act") and declaration of effectiveness of the Form S-4, (v) the filing of the Articles of Merger with the Secretary of State and the filing of the Bank Merger Certificates, and (vi) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of FS Bancorp Common Stock pursuant to this Agreement and the approval of the listing of such FS Bancorp Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (as defined in Section 3.5) (each a "Governmental Entity") are necessary in connection with (A) the execution and delivery by Anchor of this Agreement or (B) the consummation by Anchor of the Merger or the consummation by Anchor Bank of the Bank Merger.  As of the date hereof, Anchor is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5            Reports. To the knowledge of Anchor, it and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since July 1, 2014 with (i) any state regulatory authority, including the DFI, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority and (vi) any self-regulatory organization (an "SRO") ((i) — (vi) collectively the "Regulatory Agencies"), including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Anchor and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Anchor, investigation into the business or operations of Anchor or any of its Subsidiaries since July 1, 2014.  There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Anchor or any of its Subsidiaries.

3.6             Financial Statements and Internal Controls.
(a)        The financial statements of Anchor and its Subsidiaries included (or incorporated by reference) in the Anchor Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Anchor and its Subsidiaries, (ii) fairly present in accordance with GAAP the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of Anchor and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Anchor and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein.  Moss Adams LLP has not resigned (or informed Anchor that it intends to resign) or been dismissed as independent public accountants of Anchor as a result of or in connection with any disagreements with Anchor on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)        Neither Anchor nor any of its Subsidiaries has any liability, obligation or loss contingency of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that are required to be reflected or reserved  against on a balance sheet prepared in accordance with GAAP, except for those liabilities, obligations or loss contingencies that are reflected or reserved against on the consolidated balance sheet of Anchor included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018 (including any notes thereto) and for liabilities, obligations or loss contingencies incurred in the ordinary course of business consistent with past practice since March 31, 2018, or in connection with this Agreement and the transactions contemplated hereby.

(c)        The allowance for loan loss account of Anchor Bank as reflected in the Anchor Bank Call Reports is, and the amount thereof, contained in the financial books and records of Anchor Bank as of the last day of the month preceding the Closing Date will, in the opinion of management of Anchor Bank, be adequate as of the date thereof to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of Anchor Bank as of such date.

(d)        The records, systems, controls, data and information of Anchor and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Anchor or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Anchor.  Anchor (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) to ensure that material information relating to Anchor, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Anchor by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Anchor's outside auditors and the audit committee of Anchor's Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Anchor's ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Anchor's internal controls over financial reporting.  These disclosures were made in writing by management to Anchor's auditors and audit committee and a copy has previously been made available to FS Bancorp.  There is no reason to believe that Anchor's outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(e)        Since July 1, 2014, (i) neither Anchor nor any of its Subsidiaries, nor, to the knowledge of Anchor, any director, officer, employee, auditor, accountant or representative of Anchor or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Anchor or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Anchor or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Anchor or any of its Subsidiaries, or other person, whether or not employed by Anchor or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty, material violation of banking or other laws or similar material violation by Anchor or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of Anchor or any of its Subsidiaries or any committee thereof or to any director or officer of Anchor or any of its Subsidiaries.

3.7            Broker's Fees. With the exception of the engagement of Keefe, Bruyette and Woods, Inc., neither Anchor nor any Anchor Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions, finder's fees, or advisory or fairness opinion fees in connection with the Merger or the Bank Merger.  Anchor has disclosed to FS Bancorp as of the date hereof the aggregate fees provided for in connection with the engagement by Anchor of Keefe, Bruyette and Woods, Inc. related to the Merger and the Bank Merger.

3.8            Absence of Certain Changes or Events.
(a)        Since March 31, 2018, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Anchor.

(b)        Except as set forth in Section 3.8(b) of the Anchor Disclosure Schedule, since March 31, 2018, other than entering into this Agreement or in connection with this Agreement or the transactions contemplated hereby, Anchor and its Subsidiaries have carried on their respective businesses solely in the ordinary course.

3.9            Legal Proceedings.
(a)        Except as set forth in Section 3.9(a) of the Anchor Disclosure Schedule, neither Anchor nor any of its Subsidiaries is a party to any, and there are no pending or, to Anchor's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Anchor or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such involving a monetary claim in excess of fifty thousand dollars ($50,000) or seeking injunctive or other equitable relief, or challenging the validity or propriety of any of the transactions contemplated by this Agreement.

(b)        There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to savings banks and bank holding companies) imposed upon Anchor, any of its Subsidiaries or the assets of Anchor or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to the Surviving Company or any of its Subsidiaries or affiliates).

3.10            Taxes and Tax Returns.
(a)        Each of Anchor and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  As of the date hereof, neither Anchor nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return.  All Taxes of Anchor and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of Anchor and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither Anchor nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.  The federal income Tax Returns of Anchor and its Subsidiaries for all years to and including 2013 have been examined by the Internal Revenue Service (the "IRS") or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  During the past three (3) years, neither Anchor nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Anchor or its Subsidiaries or the assets of Anchor or its Subsidiaries.  Anchor has made available to FS Bancorp true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last three (3) years.  Neither Anchor nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Anchor and its Subsidiaries).  Neither Anchor nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Anchor) or (B) has any liability for the Taxes of any person or entity (other than Anchor or any of its Subsidiaries) under U.S. Department of the Treasury ("Treasury") Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither Anchor nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither Anchor nor any of its Subsidiaries has participated in a "reportable or listed transaction" within the meaning of Treasury Regulation Section

1.6011-4(b).  At no time during the applicable period specified in Code §897(c)(1)(A)(ii) has Anchor been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.  No claim has been made in the last ten (10) years by any Governmental Entity in a jurisdiction where Anchor or an Anchor Subsidiary does not file Tax Returns that Anchor or such Subsidiary is or may be subject to taxation by that jurisdiction.  Neither Anchor nor any of its Subsidiaries has filed an election under Section 338(g) or 338(h)(10) of the Code for which the statute of limitations for audit or examination has not expired.  Neither Anchor nor any Anchor Subsidiary has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code.

(b)        As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, Medicare, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)        As used in this Agreement, the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11            Employees.
(a)        Section 3.11(a) of the Anchor Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, phantom stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, change in control and severance plans, programs, arrangements or agreements, and other similar contracts or agreements to or with respect to which Anchor, any Anchor Subsidiary, or any trade or business of Anchor or any of its Subsidiaries, whether or not incorporated, all of which together with Anchor would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a "Anchor ERISA Affiliate"), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Anchor or any of its Subsidiaries or any Anchor ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Anchor or any of its Subsidiaries or any Anchor ERISA Affiliate (all such plans, programs, arrangements, contracts or agreements, collectively, the "Anchor Benefit Plans").

(b)        Anchor has heretofore made available to FS Bancorp true and complete copies of each of the Anchor Benefit Plans and related material documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to the most recent versions of any Anchor Benefit Plan, (ii) the annual reports (Forms 5500), if any, filed with the IRS for the last two (2) plan years, (iii) the most recently received IRS determination or opinion letters, if any, relating to an Anchor Benefit Plan, and (iv) the most recently prepared actuarial report for each Anchor Benefit Plan (if applicable) for each of the last two (2) years.

(c)        Each Anchor Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Neither Anchor nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, United States Department of Labor or any other Governmental Entity with respect to any Anchor Benefit Plan, and neither Anchor nor any of its

Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)        Section 3.11(d) of the Anchor Disclosure Schedule identifies each Anchor Benefit Plan that is intended to be qualified under Section 401(a) of the Code (collectively, the "Anchor Qualified Plans").  The IRS has issued a favorable determination letter, or an opinion letter for a prototype or volume submitter plan upon which Anchor may rely, with respect to each Anchor Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Anchor, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Anchor Qualified Plan or the related trust or increase the costs relating thereto.  No trust funding any Anchor Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)        Each Anchor Benefit Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2008, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f)        No Anchor Benefit Plan is subject to Title IV or Section 302 of ERISA.

(g)        None of Anchor and its Subsidiaries nor any Anchor ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), and none of Anchor and its Subsidiaries nor any Anchor ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(h)        Neither Anchor nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i)        All contributions required to be made to any Anchor Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Anchor Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected on the books and records of Anchor.

(j)        There are no pending or, to the knowledge of Anchor, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Anchor's knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any Anchor Benefit Plan, any fiduciaries thereof with respect to their duties to an Anchor Benefit Plan or the assets of any of trust under any Anchor Benefit Plans which could reasonably be expected to result in any liability of Anchor or any of its Subsidiaries to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in an Anchor Benefit Plan, or any other party.

(k)        None of Anchor and its Subsidiaries nor any Anchor ERISA Affiliate nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Anchor Benefit Plans or their related trusts, Anchor, any of its Subsidiaries, any Anchor ERISA Affiliate or any person that Anchor or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)        Except as set forth in Section 3.11(l) of the Anchor Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Anchor or any of its Subsidiaries, or result in any limitation on the right of Anchor or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Anchor Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Anchor or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code or will not be deductible under Section 162(m) of the Code.  Neither Anchor nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Anchor or any of its Subsidiaries or affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.  No Anchor Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.  Anchor has made available to FS Bancorp copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(m)        There are no pending or, to Anchor's knowledge, threatened material labor grievances or unfair labor practice claims or charges against Anchor or any of its Subsidiaries, or any strikes or other labor disputes against Anchor or any of its Subsidiaries.  Neither Anchor nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Anchor or any of its Subsidiaries and, to the knowledge of Anchor, there are no organizing efforts by any union or other group seeking to represent any employees of Anchor or any of its Subsidiaries.

3.12        SEC Reports. Anchor has previously made available to FS Bancorp an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since June 30, 2014 and prior to the date hereof by Anchor pursuant to the Securities Act, or the Exchange Act (the "Anchor Reports") and (b) communication mailed by Anchor to its shareholders since June 30, 2014 and prior to the date hereof, and no such Anchor Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  Since June 30, 2014, as of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), all Anchor Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Anchor has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Anchor Reports.

3.13        Compliance with Applicable Law. Anchor and each of its Subsidiaries hold, and have at all times since June 30, 2014, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and to the knowledge of Anchor, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  Anchor and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Anchor or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Anchor Bank has a Community Reinvestment Act rating of "satisfactory" or better.  Without limitation, none of Anchor, or its Subsidiaries, or to the knowledge of Anchor, any director, officer, employee, agent or other person acting on behalf of Anchor or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Anchor or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Anchor or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Anchor or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Anchor or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Anchor or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Anchor or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury.

3.14            Certain Contracts.
(a)        Except as set forth in Section 3.11(a), Section 3.11(l) or Section 3.14(a) of the Anchor Disclosure Schedule, as of the date hereof, neither Anchor nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, (ii) which, upon the execution or delivery of this Agreement, Anchor shareholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from FS Bancorp, Anchor, the Surviving Company, or any of their respective Subsidiaries to any director, officer, employee or independent contractor thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by Anchor or any of its Subsidiaries or affiliates or their respective ability to engage, employ, or provide products and services to, any person, or upon consummation of the Merger or the Bank Merger will restrict the ability of the Surviving Company or any of its Subsidiaries or affiliates to do so, (v) in respect of any collective bargaining or similar agreement, with or to a labor union or guild, (vi) (including any Anchor Benefit Plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, Anchor shareholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by Anchor or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the FHLB and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of Anchor or its Subsidiaries, (ix) that involves the payment by Anchor or any of its Subsidiaries of more than $40,000 per annum or $100,000 in the aggregate (other than any such contracts which are terminable by Anchor or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), (x) that pertains to the leasing of real property, (xi) that obligates Anchor or any of its Subsidiaries to conduct business with a third party on an exclusive or preferential basis, (xii) that imposes potential recourse obligations on Anchor or any of its Subsidiaries in connection with sale of loans or loan participations (other than as a result of the breach of customary representations, warranties or covenants), (xiii) for the subservicing of loans, or (xiv) that provides for contractual indemnification to any director, officer, employee or independent contractor.  Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Anchor Disclosure Schedule, is referred to herein as a "Anchor Contract," and neither Anchor nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto.

(b)        To the knowledge of Anchor, (i) each Anchor Contract is valid and binding on Anchor or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Anchor and each of its Subsidiaries has performed all material obligations required to be performed by it under each Anchor Contract, (iii) each third-party counterparty to each Anchor Contract has performed all material obligations required to be performed by it under such Anchor Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Anchor or any of its Subsidiaries under any such Anchor Contract.

3.15        Agreements with Regulatory Agencies. Neither Anchor nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since July 1, 2014, a recipient of any supervisory letter from, or since July 1, 2014, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Anchor Disclosure Schedule, a "Anchor Regulatory Agreement"), nor has Anchor or any of its Subsidiaries been advised since July 1, 2014, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Anchor Regulatory Agreement.

3.16        Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Anchor, any of its Subsidiaries or for the account of a customer of Anchor or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and as of the date hereof (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of Anchor or one of its Subsidiaries enforceable in accordance with their terms, subject to the Enforceability Exception, and are in full force and effect.  Anchor and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Anchor's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.17        Environmental Matters. To the knowledge of Anchor, it and its Subsidiaries are in compliance, and have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to:  (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, "Environmental Laws").  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Anchor, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Anchor or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or, to the knowledge of Anchor, threatened against Anchor or any of its Subsidiaries.  To the knowledge of Anchor, there is no reasonable basis for any such proceeding, claim, action or governmental investigation.  Neither Anchor nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing.  There are no underground storage tanks located at any Anchor Owned Properties (as defined in Section 3.19) or, to the knowledge of Anchor, located at any Anchor Leased Properties (as defined in Section 3.19).

3.18            Investment Securities, Commodities and BOLI.
(a)        Each of Anchor and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Anchor or its Subsidiaries.  Such securities and commodities are valued on the books of Anchor in accordance with GAAP.

(b)        Anchor and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Anchor believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, Anchor has made available to FS Bancorp the material terms of such policies, practices and procedures.

(c)        Section 3.18(c) of the Anchor Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance ("BOLI") owned by Anchor or its Subsidiaries, including the value of its BOLI. Anchor and its Subsidiaries have taken all actions necessary to comply with applicable law in connection with the purchase and maintenance of BOLI.  The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Anchor Reports in accordance with GAAP. All BOLI set forth in Section 3.18(c) of the Anchor Disclosure Schedule is owned solely by Anchor or its Subsidiaries, no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under Anchor or its Subsidiaries BOLI.   Neither Anchor nor its Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.

3.19        Title. Anchor or an Anchor Subsidiary (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the Anchor Reports as being owned by Anchor or an Anchor Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the "Anchor Owned Properties"), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, "Permitted Encumbrances"), and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in such Anchor Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the "Anchor Leased Properties" and, collectively with the Anchor Owned Properties, the "Anchor Real Property"), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Anchor's knowledge, the lessor.  There are no pending or, to the knowledge of Anchor, threatened condemnation proceedings against any Anchor Real Property.  Anchor or an Anchor Subsidiary has good and marketable title to the other assets reflected in the most recent audited balance sheet included in the Anchor Reports as being owned by Anchor or an Anchor Subsidiary or acquired after the date hereof (except assets sold or disposed of  since the date thereof), free and clear of any Liens other than (x) Permitted Encumbrances, (y) Liens securing FHLB advances and other borrowings (including capital lease obligations, if any) ("Monetary Liens") reflected on such balance sheet or the notes thereto and (z) Monetary Liens, if any, with respect to assets acquired after the date of such balance sheet.

3.20        Intellectual Property.

(a)         Anchor and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have a Material Adverse Effect on Anchor: (i) (A) the use of any Intellectual Property by Anchor and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person or entity and is in accordance with any applicable license pursuant to which Anchor or any Anchor Subsidiary acquired the right to use any Intellectual Property and (B) no person or entity has asserted in writing to Anchor that Anchor or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person or entity, (ii) no person or entity is challenging, infringing on or otherwise violating any right of Anchor or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Anchor or its Subsidiaries, and (iii) neither Anchor nor any Anchor Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Anchor or any Anchor Subsidiary, and Anchor and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Anchor and its Subsidiaries.  For purposes of this Agreement, "Intellectual Property" means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; computer programs, whether in source code or object code form (including any and all software implementation algorithms), databases and compilations (including any and all data and collections of data); and any similar intellectual property or proprietary rights.

(b)        To the knowledge of Anchor, the IT Assets operate and perform as required by Anchor and its Subsidiaries in connection with their respective businesses, and have not malfunctioned or failed within the past three (3) years.  To the knowledge of Anchor, the IT Assets do not contain any "time bombs", "Trojan horses", "back doors", "trap doors", "worms", viruses, bugs, faults or other devices or effects that (i) enable or assist any person to access without authorization the IT Assets or (ii) otherwise adversely affect the functionality of the IT Assets.  To the knowledge of Anchor, no person has gained unauthorized access to the IT Assets.  To the knowledge of Anchor, Anchor and its Subsidiaries maintain and utilize the IT Assets in accordance with all applicable licenses, agreements and other contracts.  Anchor and its Subsidiaries have implemented and maintain reasonable backup, security and disaster recovery technology.  Anchor and its Subsidiaries take reasonable measures, which are to the knowledge of Anchor, adequate to comply with all applicable law and their respective contractual and privacy commitments, to protect the confidentiality of customer financial and other data.  For purposes of this Agreement, "IT Assets" means the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines, and all other information technology equipment, and all associated documentation of a party and its Subsidiaries.

3.21          Related Party Transactions. Except as set forth in Section 3.21 of the Anchor Disclosure Schedule, there are no "covered transactions" between Anchor Bank or any of its subsidiaries and any "affiliate" (as those terms are defined in Regulation O promulgated by the Federal Reserve Board) and there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions between Anchor or any of its Subsidiaries, on the one hand, and any current or former director or "executive officer" (as defined in Rule 3b-7 under the Exchange Act) of Anchor or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Anchor Common Stock (or any of such person's immediate family members or affiliates) (other than Subsidiaries of Anchor), on the other hand, except those of a type available to employees of Anchor or its Subsidiaries generally or those related to compensation solely resulting from an employment relationship.

3.22        State Takeover Laws. Either this Agreement and the transactions contemplated hereby are exempt from, or the Board of Directors of Anchor has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions, the restrictions on "business combinations" set forth in any "moratorium," "control share," "fair price," "takeover" or "interested stockholder" law (any such laws, "Takeover Statutes") applicable to Anchor or any of its Subsidiaries.

3.23        Reorganization. Neither Anchor nor any Anchor Subsidiary has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

3.24           Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of Anchor has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Keefe, Bruyette & Woods, Inc., to the effect that, as of the date thereof and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Anchor Common Stock.  Such opinion has not been amended or rescinded as of the date of this Agreement.

3.25            Anchor Information. The information relating to Anchor and its Subsidiaries which is provided by Anchor or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.26            Loan Portfolio.
(a)        As of the date hereof, except as set forth in Section 3.26(a) of the Anchor Disclosure Schedule, neither Anchor nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans") in which Anchor or any Subsidiary of Anchor is a creditor which, as of June 30, 2018, was over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of Anchor or any of its Subsidiaries, or to the knowledge of Anchor, any affiliate of any of the foregoing.  Set forth in Section 3.26(a) of the Anchor Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Anchor and its Subsidiaries that, as of June 30, 2018, were classified by Anchor as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of Anchor or any of its Subsidiaries that, as of June 30, 2018, was classified as "Other Real Estate Owned" and the book value thereof.

(b)        To Anchor's knowledge, each Loan of Anchor and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Anchor and its Subsidiaries as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception.

(c)        Each outstanding Loan originated, administered and/or serviced by Anchor or any of its Subsidiaries was originated, administered and/or serviced, by Anchor or an Anchor Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Anchor and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)        With respect to Loans serviced by Anchor or any of its Subsidiaries on behalf of others: (i) such Loans have been serviced and administered in accordance with all applicable guidelines, relevant laws and investor requirements and (ii) except as set forth in Section 3.26(d) of the Anchor Disclosure Schedule, there have been no repurchases of any such Loans or losses incurred with respect to any such Loans during the past two years.

(e)        None of the agreements pursuant to which Anchor or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan after the expiration of six months from the date of sale.

(f)        There are no outstanding Loans made by Anchor or any of its Subsidiaries to any "executive officer" or other "insider" (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Anchor or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(g)        Neither Anchor nor any of its Subsidiaries is now nor has it been since June 30, 2013, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

3.27        Insurance.  (a) Anchor and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Anchor reasonably has determined to be prudent and consistent with industry practice, and Anchor and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Anchor and its Subsidiaries, Anchor or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.28        Anchor Bank Liquidation Account.  Anchor Bank has created, and maintains, a liquidation account for its eligible account holders as of June 30, 2007 and its supplemental eligible account holders as of September 30, 2010. Anchor Bank maintains sufficient records to calculate the maximum liquidation amount in the event that a liquidation were to occur.

3.29        Books and Records.  The corporate and stock (ownership) record books of Anchor and its Subsidiaries are complete and accurate and reflect all meetings, consents, other actions of the board of directors and shareholders (owners) of Anchor and its Subsidiaries, and all transactions relating to the capital stock and ownership interests (including profit interests) in such entities.

3.30        Indemnification.  To the knowledge of Anchor, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of Anchor or any of its Subsidiaries has occurred which would give rise to a claim by any such individual for indemnification from Anchor or any of its Subsidiaries.

ARTICLE IV

 REPRESENTATIONS AND WARRANTIES OF FS BANCORP

Except (i) as disclosed in the disclosure schedule delivered by FS Bancorp to Anchor concurrently herewith (the "FS Bancorp Disclosure Schedule"); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the FS Bancorp Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by FS Bancorp that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on FS Bancorp, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any FS Bancorp Reports (as defined in Section 4.11) filed with the SEC by FS Bancorp prior to the date hereof (but disregarding risk factor disclosures contained under the heading "Risk Factors," or disclosures of risks set forth in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), FS Bancorp hereby represents and warrants to Anchor as follows:

4.1            Corporate Organization.
(a)        FS Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and is a bank holding company duly registered under the BHC Act.  FS Bancorp has the corporate power and authority to own or lease all of its properties and assets as presently owned, operated or leased and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on FS Bancorp.  True and complete copies of the articles of incorporation of FS Bancorp (the "FS Bancorp Articles") and the bylaws of FS Bancorp (the "FS Bancorp Bylaws"), as in effect as of the date of this Agreement, have previously been made available by FS Bancorp to Anchor.

(b)        Each Subsidiary of FS Bancorp (a "FS Bancorp Subsidiary") (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on FS Bancorp, and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of FS Bancorp to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of 1st Security Bank of Washington are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 4.1(b) of the FS Bancorp Disclosure Schedule sets forth a true and complete list of all Subsidiaries of FS Bancorp as of the date hereof.  No Subsidiary of FS Bancorp is in material violation of any of its organizational documents.

4.2            Capitalization.
(a)            The authorized capital stock of FS Bancorp consists of 45,000,000 shares of FS Bancorp Common Stock and 5,000,000 shares of preferred stock, $0.01 par value per share, of which no shares of preferred stock are issued or outstanding.  As of the date of this Agreement, there are (i) 3,708,660 shares of FS Bancorp Common Stock issued and outstanding, which number includes all shares subject to restriction under outstanding stock awards (each an "FS Bancorp Restricted Stock Award") and all unallocated shares under the FS Bancorp employee stock ownership plan, and (ii) 223,404 shares reserved for issuance upon the exercise of outstanding stock options to purchase shares of FS Bancorp Common Stock, and (iii) no other shares of capital stock or other voting securities of FS Bancorp issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of FS Bancorp Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as set forth in Section 4.2(a) of the FS Bancorp Disclosure Schedule, there are no (A) bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of FS Bancorp may vote or (B) trust preferred or subordinated debt securities of FS Bancorp or any of its Subsidiaries issued or outstanding.  Except with the respect to the outstanding options set forth in Section 4.2(a) of the FS Bancorp Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating FS Bancorp to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of FS Bancorp Common Stock to which FS Bancorp is a party.  Section 4.2(a) of the FS Bancorp Disclosure Schedule sets forth a true, correct and complete list of all FS Bancorp Restricted Stock Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such FS Bancorp Restricted Stock Award, and (iii) the grant date and vesting dates of each such FS Bancorp Restricted Stock Award, and a complete list of all FS Bancorp stock option grants outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such FS Bancorp stock option grant and exercise price per share, and (iii) the grant date and vesting dates of each such FS Bancorp stock option grant.  Other than the FS Bancorp Restricted Stock Awards and stock option grants set forth above, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of FS Bancorp or any of its Subsidiaries) are outstanding.

(b)            FS Bancorp owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the FS Bancorp Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to 1st Security Bank of Washington, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No FS Bancorp Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c)            FS Bancorp does not have a dividend reinvestment plan or any shareholders' rights plan.

4.3            Authority; No Violation.

(a)            FS Bancorp has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of FS Bancorp and no other corporate action on the part of FS Bancorp is necessary to approve the Merger.  This Agreement has been duly and validly executed and delivered by FS Bancorp and (assuming due authorization, execution and delivery by Anchor) constitutes a valid and binding obligation of FS Bancorp, enforceable against FS Bancorp in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exception).  The FS Bancorp Common Stock to be issued in the Merger have been validly authorized and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of FS Bancorp will have any preemptive right or similar rights in respect thereof.

(b)            Neither the execution and delivery of this Agreement by FS Bancorp or the Bank Plan of Merger by 1st Security Bank of Washington, nor the consummation of the Merger by FS Bancorp or the Bank Merger by 1st Security Bank of Washington, nor compliance by FS Bancorp or 1st Security Bank of Washington with any of the terms of this Agreement or the Bank Plan of Merger, will (i) violate any provision of the FS Bancorp Articles or FS Bancorp Bylaws or the organization or governing documents of any FS Bancorp Subsidiary, or (ii) assuming that the filings, notices, consents and approvals referred to in Section 4.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FS Bancorp, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of FS Bancorp or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which FS Bancorp or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.

4.4       Consents and Approvals.  Except for the filings, notices, consents and approvals referred to in Section 3.4 hereof, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by FS Bancorp of this Agreement or (ii) the consummation by FS Bancorp of the Merger and the consummation by 1st Security Bank of Washington of the Bank Merger.  As of the date hereof, FS Bancorp is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5       Reports.  To the knowledge of FS Bancorp, it and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2014 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of FS Bancorp and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of FS Bancorp, investigation into the business or operations of FS Bancorp or any of its Subsidiaries since January 1, 2014.  There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of FS Bancorp or any of its Subsidiaries.

4.6           Financial Statements and Internal Controls.
(a)         The financial statements of FS Bancorp and its Subsidiaries included (or incorporated by reference) in the FS Bancorp Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of FS Bancorp and its Subsidiaries, (ii) fairly present in accordance with GAAP the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of FS Bancorp and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of FS Bancorp and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein.  Moss Adams LLP has not resigned (or informed FS Bancorp that it intends to resign) or been dismissed as independent public accountants of FS Bancorp as a result of or in connection with any disagreements with FS Bancorp on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)            Neither FS Bancorp nor any of its Subsidiaries has any liability, obligation or loss contingency of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that are required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, except for those liabilities, obligations or loss contingencies that are reflected or reserved against on the consolidated balance sheet of FS Bancorp included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018 (including any notes thereto) and for liabilities, obligations or loss contingencies incurred in the ordinary course of business consistent with past practice since March 31, 2018, or in connection with this Agreement and the transactions contemplated hereby.

(c)            The records, systems, controls, data and information of FS Bancorp and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FS Bancorp or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on FS Bancorp.  FS Bancorp (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to FS Bancorp, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of FS Bancorp by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to FS Bancorp's outside auditors and the audit committee of FS Bancorp's Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect FS Bancorp's ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in FS Bancorp's internal controls over financial reporting.  These disclosures were made in writing by management to FS Bancorp's auditors and audit committee and a copy has previously been made available to Anchor.  There is no reason to believe that FS Bancorp's outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)            Since January  1, 2014, (i) neither FS Bancorp nor any of its Subsidiaries, nor, to the knowledge of FS Bancorp, any director, officer, employee, auditor, accountant or representative of FS Bancorp or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of FS Bancorp or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FS Bancorp or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing FS Bancorp or any of its Subsidiaries, or other person, whether or not employed by FS Bancorp or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty, material violation of banking or other laws, or similar material violation by FS Bancorp, or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of FS Bancorp or any of its Subsidiaries or any committee thereof, to any director or officer of FS Bancorp or any of its Subsidiaries.
4.7            Absence of Certain Changes or Events.
(a)            Since March 31, 2018, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FS Bancorp.

(b)            Since March 31, 2018 to the date of this Agreement, other than entering into this Agreement, in connection with this Agreement or the transactions contemplated hereby, FS Bancorp and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.8            Legal Proceedings.
(a)            Neither FS Bancorp nor any of its Subsidiaries is a party to any, and there are no pending or, to FS Bancorp's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FS Bancorp or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities involving a monetary claim in excess of five hundred thousand dollars ($500,000) or seeking injunction or equitable relief, or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)            There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon FS Bancorp, any of its Subsidiaries or the assets of FS Bancorp or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Company or any of its Subsidiaries or affiliates).

4.9            Taxes and Tax Returns.  Each of FS Bancorp and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  As of the date hereof, neither FS Bancorp nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return.  All Taxes of FS Bancorp and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of FS Bancorp and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither FS Bancorp nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.  The federal income Tax Returns of FS Bancorp and its Subsidiaries for all years to and including 2013 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  During the past three (3) years, neither FS Bancorp nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of FS Bancorp or its Subsidiaries or the assets of FS Bancorp or its Subsidiaries.  FS Bancorp has made available to Anchor true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last three (3) years.  Neither FS Bancorp nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among FS Bancorp and its Subsidiaries).  Neither FS Bancorp nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither FS Bancorp nor any of its Subsidiaries has participated in a "reportable or listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b).  At no time during the applicable period specified in Code §897(c)(1)(A)(ii) has FS Bancorp been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.10            Employees.
(a)            As used in this Agreement, the term "FS Bancorp Benefit Plans" means all stock option, stock purchase, restricted stock, other equity based, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, change in control and severance plans, programs, arrangements or agreements, and other similar contracts or agreements to or with respect to which FS Bancorp, any FS Bancorp Subsidiary, or any trade or business of FS Bancorp or any of its Subsidiaries, whether or not incorporated, all of which together with FS Bancorp would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a "FS Bancorp ERISA Affiliate"), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by FS Bancorp or any of its Subsidiaries or any FS Bancorp ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of FS Bancorp or any of its Subsidiaries or any FS Bancorp ERISA Affiliate.

(b)            FS Bancorp has heretofore made available to Anchor true and complete copies of each of the FS Bancorp Benefit Plans and related material documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to the most recent versions of any FS Bancorp Benefit Plan, (ii) the annual reports (Forms 5500), if any, filed with the IRS for the last two (2) plan years, (iii) the most recently received IRS determination or opinion letters, if any, relating to a FS Bancorp Benefit Plan, and (iv) the most recently prepared actuarial report for each FS Bancorp Benefit Plan (if applicable) for each of the last two (2) years.

(c)         Each FS Bancorp Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Except as set forth in Section 4.10(c) of the FS Bancorp Disclosure Schedule, neither FS Bancorp nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, United States Department of Labor or any other Governmental Entity with respect to any FS Bancorp Benefit Plan, and neither FS Bancorp nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)            The IRS has issued a favorable determination letter, or an opinion letter for a prototype or volume submitter plan upon which FS Bancorp may rely, with respect to each FS Bancorp Benefit Plan that is intended to be qualified under Section 401(a) of the Code (collectively, the "FS Bancorp Qualified Plans"), which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of FS Bancorp, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any FS Bancorp Qualified Plan or the related trust or materially increase the costs relating thereto.  No trust funding any FS Bancorp Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)         Each FS Bancorp Benefit Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2008, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.
(f)         No FS Bancorp Benefit Plan is subject to Title IV or Section 302 of ERISA.

(g)            None of FS Bancorp and its Subsidiaries nor any FS Bancorp ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or a Multiple Employer Plan, and none of FS Bancorp and its Subsidiaries nor any FS Bancorp ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(h)            All contributions required to be made to any FS Bancorp Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any FS Bancorp Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of FS Bancorp.

(i)            There are no pending or, to the knowledge of FS Bancorp, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to FS Bancorp's knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any FS Bancorp Benefit Plan, any fiduciaries thereof with respect to their duties to a FS Bancorp Benefit Plan or the assets of any trust under any FS Bancorp Benefit Plan which could reasonably be expected to result in any material liability of FS Bancorp or any of its Subsidiaries to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in a FS Bancorp Benefit Plan, or any other party.

(j)        None of FS Bancorp and its Subsidiaries nor any FS Bancorp ERISA Affiliate nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the FS Bancorp Benefit Plans or their related trusts, FS Bancorp, any of its Subsidiaries, any FS Bancorp ERISA Affiliate or any person that FS Bancorp or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(k)            There are no pending or, to FS Bancorp's knowledge, threatened material labor grievances or material unfair labor practice claims or charges against FS Bancorp or any of its Subsidiaries, or any strikes or other labor disputes against FS Bancorp or any of its Subsidiaries.  Neither FS Bancorp nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of FS Bancorp or any of its Subsidiaries and, to the knowledge of FS Bancorp, there are no organizing efforts by any union or other group seeking to represent any employees of FS Bancorp or any of its Subsidiaries.

4.11            SEC Reports.  FS Bancorp has previously made available to Anchor an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2014 and prior to the date hereof by FS Bancorp pursuant to the Securities Act or the Exchange Act (the "FS Bancorp Reports") and (b) communication mailed by FS Bancorp to its shareholders since December 31, 2014 and prior to the date hereof, and no such FS Bancorp Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  All FS Bancorp Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of FS Bancorp has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the FS Bancorp Reports.

4.12            Compliance with Applicable Law.  FS Bancorp and each of its Subsidiaries hold, and have at all times since December 31, 2014, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and to the knowledge of FS Bancorp, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  FS Bancorp and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to FS Bancorp or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  1st Security Bank of Washington has a Community Reinvestment Act rating of "satisfactory".  Without limitation, none of FS Bancorp, or its Subsidiaries, or to the knowledge of FS Bancorp, any director, officer, employee, agent or other person acting on behalf of FS Bancorp or any of its Subsidiaries has, directly or indirectly, (i) used any funds of FS Bancorp or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of FS Bancorp or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of FS Bancorp or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of FS Bancorp or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for FS Bancorp or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for FS Bancorp or any of its

Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury.

4.13            Agreements with Regulatory Agencies.  Neither FS Bancorp nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the FS Bancorp Disclosure Schedule, a "FS Bancorp Regulatory Agreement"), nor has FS Bancorp or any of its Subsidiaries been advised since January 1, 2015, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such FS Bancorp Regulatory Agreement.

4.14            Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of FS Bancorp, any of its Subsidiaries or for the account of a customer of FS Bancorp or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and as of the  date hereof (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of FS Bancorp or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exception), and are in full force and effect.  FS Bancorp and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to FS Bancorp's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.15            Environmental Matters.  Except as would not reasonably be expected to result in a material liability or expense to FS Bancorp and its Subsidiaries, taken as a whole, each of FS Bancorp and its Subsidiaries is in compliance, and have complied, with all Environmental Laws.  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of FS Bancorp, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on FS Bancorp or any of its Subsidiaries of any material liability or obligation arising under any Environmental Law, pending or threatened against FS Bancorp or any of its Subsidiaries.  To the knowledge of FS Bancorp, there is no reasonable basis for any such proceeding, claim, action or governmental investigation.  Neither FS Bancorp nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with Governmental Entity or third party imposing any liability or obligation with respect to the foregoing.
4.16            Investment Securities and Commodities.
(a)         Each of FS Bancorp and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of FS Bancorp or its Subsidiaries.  Such securities and commodities are valued on the books of FS Bancorp in accordance with GAAP.

(b)            FS Bancorp and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that FS Bancorp believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, FS Bancorp has made available to Anchor the material terms of such policies, practices and procedures.

4.17            Title.  FS Bancorp or a FS Bancorp Subsidiary (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the FS Bancorp Reports as being owned by FS Bancorp or a FS Bancorp Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the "FS Bancorp Owned Properties"), free and clear of all Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in such FS Bancorp Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the "FS Bancorp Leased Properties" and, collectively with the FS Bancorp Owned Properties, the "FS Bancorp Real Property"), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to FS Bancorp's knowledge, the lessor.  There are no pending or, to the knowledge of FS Bancorp, threatened condemnation proceedings against any FS Bancorp Real Property. FS Bancorp or a FS Bancorp Subsidiary has good and marketable title to the other assets reflected in the most recent audited balance sheet included in the FS Bancorp Reports as being owned by FS Bancorp or a FS Bancorp Subsidiary or acquired after the date hereof (except assets sold or disposed of  since the date thereof), free and clear of any Liens other than (x) Permitted Encumbrances, (y) Monetary Liens reflected on such balance sheet or the notes thereto and (z) Monetary Liens, if any, with respect to assets acquired after the date of such balance sheet.

4.18             Intellectual Property.

(a)            FS Bancorp and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have a Material Adverse Effect on FS Bancorp: (i) (A)  the use of any Intellectual Property by FS Bancorp and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person or entity and is in accordance with any applicable license pursuant to which FS Bancorp or any FS Bancorp Subsidiary acquired the right to use any Intellectual Property and (B) no person or entity has asserted in writing to FS Bancorp that FS Bancorp or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person or entity, (ii)  no person or entity is challenging, infringing on or otherwise violating any right of FS Bancorp or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to FS Bancorp or its Subsidiaries, and (iii) neither FS Bancorp nor any FS Bancorp Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by FS Bancorp or any FS Bancorp Subsidiary, and FS Bancorp and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by FS Bancorp and its Subsidiaries.

(b)            To the knowledge of FS Bancorp, the IT Assets operate and perform as required by FS Bancorp and its Subsidiaries in connection with their respective businesses, and have not malfunctioned or failed within the past three (3) years.  To the knowledge of FS Bancorp, the IT Assets do not contain any "time bombs", "Trojan horses", "back doors", "trap doors", "worms", viruses, bugs, faults or other devices or effects that (i) enable or assist any person to access without authorization the IT Assets or (ii) otherwise adversely affect the functionality of the IT Assets.  To the knowledge of FS Bancorp, no person has gained unauthorized access to the IT Assets.  To the knowledge of FS Bancorp, FS Bancorp and its Subsidiaries maintain and utilize the IT Assets in accordance with all applicable licenses, agreements and other contracts.  FS Bancorp and its Subsidiaries have implemented and maintain reasonable backup, security and disaster recovery technology.  FS Bancorp and its Subsidiaries take reasonable measures, which are to the knowledge of FS Bancorp, adequate to comply with all applicable law and their respective contractual and privacy commitments, to protect the confidentiality of customer financial and other data.

4.19            Reorganization.  Neither FS Bancorp nor any FS Bancorp Subsidiary has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

4.20            FS Bancorp Information.  The information relating to FS Bancorp and its Subsidiaries to be contained in the Proxy Statement and the Form S-4, and the information relating to FS Bancorp and its Subsidiaries that is provided by FS Bancorp or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Form S-4 (except for such portions thereof that relate only to Anchor or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.21            Loan Portfolio.
(a)         As of the date hereof, except as set forth in Section 4.21(a) of the FS Bancorp Disclosure Schedule, neither FS Bancorp nor any of its Subsidiaries is a party to any Loan in which FS Bancorp or any Subsidiary of FS Bancorp is a creditor which, as of June 30, 2018, was over ninety (90) days or more delinquent in payment of principal or interest.  Set forth in Section 4.21(a) of the FS Bancorp Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of FS Bancorp and its Subsidiaries that, as of June 30, 2018, were classified by FS Bancorp as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," or words of similar import, together with the principal amount of each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of FS Bancorp or any of its Subsidiaries that, as of June 30, 2018, was classified as "Other Real Estate Owned" and the book value thereof.

(b)            To FS Bancorp's knowledge, each Loan of FS Bancorp and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of FS Bancorp and its Subsidiaries as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception.

(c)            To the knowledge of FS Bancorp, each outstanding Loan originated, administered and/or serviced by FS Bancorp or any of its Subsidiaries was originated, administered and/or serviced, by FS Bancorp or a FS Bancorp Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of FS Bancorp and its Subsidiaries and with all applicable federal, state and local laws, regulations and rules.

(d)            Except as set forth in Section 4.21(d) of the FS Bancorp Disclosure Schedule, none of the agreements pursuant to which FS Bancorp or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan after the expiration of six months from the date of sale.

(e)            There are no outstanding Loans made by FS Bancorp or any of its Subsidiaries to any "executive officer" or other "insider" (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of FS Bancorp or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)            Neither FS Bancorp nor any of its Subsidiaries is now nor has it been since June 30, 2013 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

4.22            Insurance.

(a)             FS Bancorp and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of FS Bancorp reasonably has determined to be prudent and consistent with industry practice, and FS Bancorp and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof,

(b)             each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of FS Bancorp and its Subsidiaries, FS Bancorp or the relevant Subsidiary thereof is the sole beneficiary of such policies, and

(c)             all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

ARTICLE V

 COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1            Anchor Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of FS Bancorp, during the period from the date of this Agreement to the Effective Time, Anchor shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Anchor or FS Bancorp or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals (as defined in Section 7.1(e)) or to consummate the transactions contemplated hereby.
5.2            Anchor Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, or as required by applicable law or a Governmental Entity, Anchor shall not, and shall not permit any of its Subsidiaries to without the prior written consent of FS Bancorp (which shall not be unreasonably withheld or delayed):
(a)            Capital Stock. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any warrants, options, other equity-based awards, convertible securities or other similar arrangements; or commitment to acquire any shares of the capital stock or other ownership interest.
(b)            Other Securities. Issue any other capital securities, including trust preferred or other similar securities, indebtedness with voting rights, or other securities, debentures or subordinated notes.

(c)            Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than dividends from wholly owned Subsidiaries to Anchor or to another wholly owned Subsidiary of Anchor; or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or rights with respect to the foregoing:
(d)            Compensation; Employment, Etc. (i) Enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer, employee or service provider of Anchor or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) normal individual increases in salary to and bonuses pursuant to plans currently in effect, in each case in the ordinary course of business consistent with past practice, and (C) severance in accordance with past practice; (ii) hire any new officers; (iii) promote any employee to a rank of vice president or a more senior position; or (iv) pay aggregate expenses of more than five thousand dollars ($5,000) in the aggregate for employees and directors to attend conventions or similar meetings after the date hereof.
(e)            Benefit Plans. Except as contemplated by Section 6.5, enter into, establish, adopt, modify, amend, renew, or terminate any Anchor Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder.
(f)            Dispositions. Sell, transfer, mortgage, lease or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value; or sell or transfer any portion of its deposit liabilities.
(g)            Leases or Licenses. Enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property, Intellectual Property or IT Assets other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice; or permit to lapse its rights in any material Intellectual Property or IT Assets.
(h)            Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any person or entity.
(i)            Loans, Loan Participations and Servicing Rights. Sell or acquire any Loans (excluding originations) or Loan participations, except in the ordinary course of business consistent with past practice (but in the case of a sale, after giving FS Bancorp or 1st Security Bank of Washington a first right of refusal to acquire such Loan or participation); or sell or acquire any servicing rights.
(j)            Governing Documents. Amend its organizational documents (or similar governing documents).
(k)            Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.
(l)            Contracts. Enter into or terminate any Anchor Contract or amend or modify in any material respect or renew any existing Anchor Contract.
(m)            Claims. Except in the ordinary course of business consistent with past practice and involving an amount not in excess of twenty-five thousand dollars ($25,000) (exclusive of any amounts paid directly or reimbursed to Anchor or any of its Subsidiaries under any insurance policy maintained by Anchor or any of its Subsidiaries), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could reasonably be determined to be material to Anchor and its Subsidiaries, taken as a whole.
(n)            Foreclose. Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that neither Anchor nor any of its Subsidiaries shall be required to obtain such a report with respect to one- to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains Hazardous Substances or might be in violation of or require remediation under Environmental Laws.
(o)            Deposit Taking and Other Bank Activities. In the case of Anchor Bank (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.
(p)            Investments. Enter into any securities transactions for its own account or purchase or otherwise acquire any investment security for its own account other than non-callable investment securities with an "AA" rating or better with a projected average life of less than two (2) years in the ordinary course of business consistent with past practice; enter into or acquire any derivatives contract or structured note; or enter into any new, or modify, amend or extend the terms of any existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk.
(q)            Capital Expenditures. Purchase or lease any fixed assets where the amount paid or committed thereof is in excess of twenty-five thousand dollars ($25,000) individually or fifty thousand dollars ($50,000) in the aggregate, except for emergency repairs or replacements.
(r)            Lending. (i) Make any material changes in its policies concerning Loan underwriting or which classes of persons may approve Loans or fail to comply with its policies in effect during calendar year 2017; or (ii) make, renew, modify or extend any Loans or extensions of credit except in the ordinary course of business consistent with past practice and Anchor Bank's existing lending policies as of the date of this Agreement, provided that(a) any unsecured Loan or extension of credit in excess of fifty thousand dollars ($50,000), (b) any secured Loan or extension of credit in excess of one million dollars ($1,000,000), and (c) any Loan or extension of credit that would result in Anchor Bank's aggregate direct or indirect exposure to the borrowing relationship  exceeding three million dollars ($3,000,000), or the acquisition of any loan pools or participations shall require the prior written approval of the Chief Credit Officer of 1st Security Bank of Washington or his or her designee, which approval or rejection shall be given in writing within two (2) business days after the Loan package is delivered to such individual.
(s)            Joint Ventures and Real Estate Development Operations. Engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership; or engage in any new real estate development or construction activity.
(t)            Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a "reorganization" under Section 368(a) of the Code; (ii) any of Anchor's representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained therein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.
(u)            Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.
(v)            Indebtedness and Guaranties. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year; or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other person or entity, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(r).
(w)            Liens. Subject any of its assets or properties to any Lien (other than in connection with securing advances, repurchase agreements and other borrowings from the FHLB and transactions in "federal funds").
(x)            Charitable Contributions. Make any charitable or similar contributions, except in amounts not to exceed five thousand dollars ($5,000) individually, and twenty-five thousand dollars ($25,000) in the aggregate.
(y)            New Lines of Business. Develop, market or implement any new line of business.
(z)            Tax Matters. Make, change or revoke any tax election, file any amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any liability with respect to disputed Taxes.
(aa)            Performance of Obligations. Take any action that is likely to materially impair Anchor's ability to perform any of its obligations under this Agreement or Anchor Bank to perform any of its obligations under the Bank Plan of Merger.
(bb)            Commitments. Agree or commit to do any of the foregoing.
5.3            FS Bancorp Conduct of Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Anchor, during the period from the date of this Agreement to the Effective Time, FS Bancorp shall, and shall cause each of its Subsidiaries to, (a) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Anchor or FS Bancorp or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals or to consummate the transactions contemplated hereby. For the avoidance of doubt, nothing herein shall prohibit FS Bancorp from repurchasing shares of its common stock.
5.4            FS Bancorp Forbearances. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of Anchor during the period from the date of this Agreement to the Effective Time, FS Bancorp shall not, and shall not permit any of its Subsidiaries to:

(a)            Governing Documents.  Amend the FS Bancorp Articles or FS Bancorp Bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Anchor Common Stock (upon their receipt of FS Bancorp Common Stock in the Merger).
(b)            Special Dividend. Declare any special or extraordinary dividend or distribution on FS Bancorp Common Stock.
(c)            Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a "reorganization" under Section 368(a) of the Code; (ii) any of FS Bancorp's representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained herein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.
(d)            Performance Obligations. Take any action that is likely to materially impair FS Bancorp's ability to perform any of its obligations under this Agreement or 1st Security Bank of Washington to perform any of its obligations under the Bank Plan of Merger.
(e)            Commitments. Agree or commit to do any of the foregoing.
ARTICLE VI

 ADDITIONAL AGREEMENTS
6.1            Regulatory Matters.
(a)            As promptly as practicable following the date of this Agreement, FS Bancorp shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement, which will be prepared jointly by FS Bancorp and Anchor, will be included. Each of FS Bancorp and Anchor shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. Each of Anchor and FS Bancorp shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Upon the Form S-4 being declared effective, Anchor shall thereafter mail or deliver the Proxy Statement to its shareholders. FS Bancorp shall also use its commercially reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Anchor shall furnish all information concerning Anchor and the holders of Anchor Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to Anchor or FS Bancorp, or any of their respective affiliates, directors or officers, should be discovered by Anchor or FS Bancorp that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to Anchor's shareholders.
(b)            In addition to their obligations pursuant to Section 6.1(a), Anchor and FS Bancorp shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or "Blue Sky" laws and regulations promulgated thereunder and provide each other with copies of any such filings.

FS Bancorp and Anchor shall advise the other party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of FS Bancorp Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC's staff and each party's responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of Anchor and FS Bancorp, which approval shall not be unreasonably withheld, delayed or conditioned.
(c)            Subject to the terms and conditions set forth in this Agreement, FS Bancorp and Anchor shall, and shall cause their respective Subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of Anchor (in the case of FS Bancorp) or FS Bancorp (in the case of Anchor) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary actions or no-actions, expirations or terminations of waiting periods under antitrust laws, waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities and the taking of all commercially reasonable steps as may be necessary to obtain expirations or terminations of waiting periods under antitrust laws, an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger, the Bank Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Agencies or other Governmental Entities. In furtherance (but not in limitation) of the foregoing, FS Bancorp shall, and shall cause 1st Security Bank of Washington to, use commercially reasonable best efforts to file any required applications, notices or other filings with the Federal Reserve Board, the DFI and the FDIC, if applicable, within forty-five (45) days after the date hereof. Anchor and FS Bancorp shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Anchor or FS Bancorp, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party, Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.
(d)            Each of FS Bancorp and Anchor shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of FS Bancorp, Anchor or any of their respective Subsidiaries to any Regulatory Agency or other Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e)            Each of FS Bancorp and Anchor shall promptly advise the other upon receiving any communication from any Regulatory Agency or other Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed, or that any such approval may contain an Unduly Burdensome Condition (as defined in Section 7.1(e)).
6.2            Access to Information; Current Information.
(a)            Upon reasonable notice and subject to applicable laws, each of FS Bancorp and Anchor, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, IT Assets, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of FS Bancorp and Anchor shall, and shall cause its respective Subsidiaries to, make available to the other party, to the extent permissible under applicable law, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws which is generally not available on the SEC's EDGAR internet database, and (ii) all other information concerning its business, properties and personnel as such party may reasonably request.  Neither FS Bancorp nor Anchor nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of FS Bancorp's or Anchor's, as the case may be, customers, jeopardize the attorney-client privilege of the party in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The Parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)            Anchor shall permit, and shall cause its Subsidiaries to permit, FS Bancorp and/or an environmental consulting firm selected by FS Bancorp, at the sole expense of FS Bancorp, to conduct such phase I and/or phase II environmental audits, studies and tests on real property currently owned, leased or operated by Anchor or any of its Subsidiaries. In the event any subsurface or phase II site assessments are conducted (which assessments shall be at FS Bancorp's sole expense), FS Bancorp shall indemnify Anchor and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition.
(c)            Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, Anchor shall, upon the request of FS Bancorp, cause one or more of its designated officers to confer on a monthly basis (or more frequently if the Parties reasonably agree that it is necessary) with officers of FS Bancorp regarding the financial condition, operations and business of Anchor and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. Anchor Bank shall also provide the Chief Credit Officer of 1st Security Bank of Washington or his or her designee with all materials provided to members of Anchor Bank's loan (or similar) committee promptly following the meeting of such committee. As soon as reasonably available, but in no event more than five (5) business days after filing, Anchor will deliver to FS Bancorp all reports filed by it or any of its Subsidiaries with any Regulatory Agency or other Governmental Entity subsequent to the date hereof including all Anchor Bank Call Reports and regulatory information filed with the Federal Reserve Board, the FDIC and the DFI. Anchor will also deliver to FS Bancorp as soon as practicable all quarterly and annual financial statements of Anchor and its Subsidiaries prepared with respect to periods ending after March 31, 2018. As soon as practicable after the end of each month, Anchor will deliver to FS Bancorp in electronic form (i) the monthly deposit and loan trial balances of Anchor Bank, (ii) the monthly analysis of Anchor Bank's investment portfolio, (iii) monthly balance sheet and income statement of Anchor and its Subsidiaries, and (iv) to the extent available, an update of all of the information set forth in Section 3.26(a) of the Anchor Disclosure Schedule for the then current period.
(d)            During the period from the date hereof to the Effective Time, Anchor shall provide FS Bancorp with board packages of Anchor's Board of Directors or committees thereof as well as all Board of Directors and committee meetings for each Subsidiary of Anchor promptly following the meeting of Anchor's Board of Directors or committees thereof; provided however, that the board and committee packages and notices provided to FS Bancorp may exclude (i) any materials relating to the transactions contemplated by this Agreement or an Acquisition Proposal (as defined in Section 6.8(e)), (ii) any materials if the disclosure of such materials to FS Bancorp would or could reasonably be expected to result in a violation of applicable law, regulation or orders, decrees or determinations of a Government Entity, or (iii) any materials that are otherwise reasonably deemed by the Anchor Board of Directors to be confidential.
(e)            All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of April 6, 2018 (the "Confidentiality Agreement").
(f)            No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.
6.3            Shareholder Meeting. Anchor shall, and shall cause its Board of Directors to, (i) take all action in accordance with the federal securities laws, the laws of the State of Washington, the Anchor Articles and the Anchor Bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the "Anchor Shareholder Meeting") for the purpose of seeking the Anchor Shareholder Approval within five (5) business days following the date the Form S-4 is declared effective under the Securities Act and (B) schedule the Anchor Shareholder Meeting to take place on a date that is within forty (40) days after the notice date; (ii) subject to Section 6.8, use its commercially reasonable best efforts to (x) cause the Anchor Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Anchor Shareholder Approval; and (iii) subject to Section 6.8, include in the Proxy Statement the recommendation that the Anchor shareholders approve this Agreement and the Merger (the "Anchor Board Recommendation"). Notwithstanding anything to the contrary contained in this Agreement, Anchor shall not be required to hold the Anchor Shareholder Meeting if this Agreement is terminated pursuant to Section 8.1 prior to the scheduled time of the Anchor Shareholder Meeting.
6.4            Reservation of Common Stock; Nasdaq Listing.
(a)            FS Bancorp agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of FS Bancorp Common Stock to fulfill its obligations under this Agreement.
(b)              FS Bancorp shall use its commercially reasonable best efforts to cause the shares of FS Bancorp Common Stock to be issued to the holders of Anchor Common Stock in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.
6.5            Employee Matters.
(a)            Following the Effective Time, FS Bancorp shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees (i.e., employees who are employed on average at least 30 hours of service per week pursuant to 26 U.S. Code §4980H) of Anchor and its Subsidiaries on the Closing Date ("Covered Employees") that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable (and equivalent) to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of FS Bancorp or its Subsidiaries (other than Anchor and its Subsidiaries), as applicable; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of FS Bancorp or its Subsidiaries; and (ii) except with respect to a FS Bancorp Qualified Plan where participation commences on the first entry date after the Closing Date, until such time as FS Bancorp shall cause Covered Employees to participate in the benefit plans and compensation opportunities that are made available to similarly situated employees of FS Bancorp or its Subsidiaries (other than Anchor and its Subsidiaries), a Covered Employee's continued participation in employee benefit plans and compensation opportunities of Anchor and its Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the FS Bancorp Benefit Plans may commence at different times with respect to each FS Bancorp Benefit Plan).
(b)            To the extent that a Covered Employee becomes eligible to participate in a FS Bancorp Benefit Plan, FS Bancorp shall cause such FS Bancorp Benefit Plan to (i) recognize years of prior service from the date of most recent hire of such Covered Employee with Anchor or its Subsidiaries for purposes of eligibility, participation, vesting and, except under any plan that determines benefits on an actuarial basis, for benefit accrual, but only to the extent that such service was recognized immediately prior to the Effective Time under a comparable Anchor Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service; and (ii) with respect to any FS Bancorp Benefit Plan that is a health, dental or other welfare plan in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, FS Bancorp or its applicable Subsidiary shall use its commercially reasonable efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such FS Bancorp or Subsidiary plan to be waived with respect to such Covered Employee and his or her eligible dependents to the extent such condition was or would have been covered under the Anchor Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time and (B) recognize any health, dental or other similar expenses incurred by such Covered Employee and his or her eligible dependents in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or other welfare plan.
(c)            Prior to the Effective Time, and except as otherwise provided in this Agreement, Anchor shall take, and shall cause its Subsidiaries to take, all actions requested by FS Bancorp in FS Bancorp's sole discretion  that may be necessary or appropriate to (i) cause one or more Anchor Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Anchor Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Anchor Benefit Plan for such period as may be requested by FS Bancorp, or (iv) facilitate the merger of any Anchor Benefit Plan into any employee benefit plan maintained by FS Bancorp or a FS Bancorp Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to FS Bancorp's reasonable prior review and approval, which shall not be unreasonably withheld.
(d)            At the Effective Time, FS Bancorp shall cause 1st Security Bank of Washington to assume and honor the Anchor Bank Amended and Restated Change in Control Severance Plan of 2010

(the "Anchor Bank Severance Plan") subject to the Anchor Bank Severance Plan being amended by Anchor Bank prior to the Effective Time to provide for (i) the inclusion therein as an employee of each executive officer of Anchor Bank who is not a party to a  separate written employment or change in control agreement with Anchor Bank and (ii) the execution and delivery of a general release by each employee as a condition to his or her right or entitlement to a severance benefit and that payment of the severance benefit shall be made within ten (10) days after the expiration of any opt-out period provided in the release, which amendment shall be made in compliance with Section 409A of the Code and in form and substance reasonably satisfactory to FS Bancorp.
(e)            Nothing in this Section 6.5 shall be construed to limit the right of FS Bancorp or any of its Subsidiaries (including, following the Effective Time, any Anchor Subsidiary) to amend or terminate any Anchor Benefit Plan or other employee benefit plan after the Effective Time, to the extent such amendment or termination is permitted by the terms of the applicable plan and not inconsistent with the provisions contained in this Section 6.5, nor shall anything in this Section 6.5 be construed to require FS Bancorp or any of its Subsidiaries (including, following the Effective Time, any Anchor Subsidiary) to retain the employment of any particular Covered Employee for any fixed period of time following the Effective Time.
(f)            Anchor shall take all actions necessary to terminate the Anchor ESOP and Anchor 401(k) plan, effective no later than the day immediately prior to the Effective Time.  The accounts of all participants and beneficiaries in the Anchor ESOP and Anchor 401(k) plan shall become fully vested upon termination of the Anchor ESOP and Anchor 401(k) plan.  In connection with the termination of the Anchor ESOP, (i) the loan indebtedness of the Anchor ESOP to Anchor or Anchor Bank shall be extinguished, (ii) the unallocated shares of Anchor Common Stock held by the Anchor ESOP that are Anchor ESOP Loan Shares shall be cancelled and (iii) the Merger Consideration received in the Merger for the remaining unallocated shares of Anchor Common Stock held by the Anchor ESOP shall be allocated to participant accounts in accordance with the terms of the Anchor ESOP.  In connection with a prior unconsummated transaction, Anchor received favorable determination letters from the IRS that the termination of the Anchor ESOP and Anchor 401(k) plan, respectively, does not affect their tax qualified status. In furtherance of this transaction, Anchor shall tale such actions as are necessary to have such prior plan termination actions apply to this transaction.  As soon as practicable following the Effective Time, the account balances in the Anchor ESOP and Anchor 401(k) plan shall be either distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct; provided however, that nothing contained herein shall delay the distribution or transfer of account balances in the Anchor ESOP in the ordinary course for reasons other than the termination of such plan.  FS Bancorp agrees to permit Covered Employees to rollover their account balances in the Anchor ESOP and/or Anchor 401(k) plan to an FS Bancorp Qualified Plan provided they are still employed by FS Bancorp or a FS Bancorp Subsidiary at the time of such rollover.  With respect to matters occurring often the date hereof Anchor shall, or shall direct the fiduciaries of the Anchor ESOP to (to the extent permitted by law), provide FS Bancorp and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the termination of the Anchor ESOP at least five (5) business days before such document is adopted, filed or distributed.  Prior to the Closing Date, Anchor shall provide FS Bancorp with the final documentation evidencing that the actions contemplated herein have been effectuated.  Notwithstanding anything herein to the contrary, Anchor and its Subsidiaries shall make a contribution to the Anchor ESOP trust for the period prior to the termination date of the Anchor ESOP in an amount sufficient to reduce the Anchor ESOP loan balance to approximately $470, 426 immediately prior to the termination of the Anchor ESOP.  Anchor shall take all necessary action to amend the Anchor ESOP to permit the mid-year contribution contemplated herein and to allocate the released shares among eligible participants in a manner that reflects the mid-year contribution.  Anchor and its Subsidiaries shall continue to accrue and make contributions to the Anchor 401(k) plan in the ordinary course of business through the termination date of such plan in connection with this transaction.

        (g)            As of the Effective Time, Section 14 of the Anchor Bank Amended and Restated Phantom Stock Plan (the "Anchor Phantom Stock Plan") shall apply for Anchor and Anchor Bank employees.  Accordingly, each Anchor Phantom Stock Plan Participant (the "Anchor Phantom Stock Plan Participant") employed by Anchor or Anchor Bank as of the day immediately preceding the Effective Time shall have a 100 percent vested interest in his or her Anchor Phantom Stock Benefit (as defined under the Anchor Phantom Stock Plan).  In addition no later than sixty (60) days following the Effective Time all Anchor Phantom Stock Plan Participants (including both Anchor and Anchor Bank current and former employees and directors participating in the Anchor Phantom Stock Plan) shall receive a cash lump sum equal to the value of his or her entire Anchor Phantom Stock Benefit, determined as of the Effective Time.  All amounts payable hereunder shall be paid without any interest and subject to any required tax withholding, and shall be conditioned on the recipient executing an acknowledgment in a form reasonably satisfactory to FS Bancorp that the payment represents the full satisfaction of all obligations and liabilities with respect to the Anchor Phantom Stock Plan.

    (h)            Upon consummation of the Merger, FS Bancorp shall, or shall cause 1st Security Bank of Washington to, honor each change in control provision in the employment or change in control severance agreements to which Anchor or Anchor Bank is a party with any of its employees. FS Bancorp agrees and acknowledges that the Merger constitutes a change in control as defined in each such employment or change in control severance agreement, and agrees to terminate or cause to be terminated, at the Effective Time, the employment without cause of each employee of Anchor and Anchor Bank who is party to an employment or change in control severance agreement and to pay at such time the change in control benefits owed to each such employee under the terms of his or her employment or change in control severance agreement. Concurrently with the execution of this Agreement, 1st Security Bank of Washington shall enter into a consulting agreement with Terri L. Degner, in the form attached hereto as Exhibit D, with the term to commence immediately following the termination of Ms. Degner's current employment agreement at the Effective Time.
    (i)            In the event that any employee of Anchor Bank receives any payments, benefits or acceleration of vesting (the "Total Payments") in connection with the Merger that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of the Code, then Anchor Bank will take all steps necessary to ensure that the Total Payments will be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code.

6.6            Officers' and Directors' Insurance; Indemnification.
(a)            For six (6) years from and after the Effective Time, FS Bancorp shall maintain officers' and directors' liability insurance covering the persons who are covered by Anchor's current officers' and directors' liability insurance policy with respect to actions, omissions, events, matters or circumstances occurring prior to the Effective Time, on terms which are at least substantially equivalent to the terms of said current policy, provided that it shall not be required to expend, on an annual basis, during the coverage period more than an amount equal to 200% of the annual premium most recently paid by Anchor (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto, and further provided that if FS Bancorp is unable to maintain or obtain the insurance called for by this Section 6.6(a), FS Bancorp shall use commercially reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount. At Anchor's option, Anchor may, in lieu of the foregoing, (or, if requested by FS Bancorp, Anchor shall) purchase prior to the Effective Time, a 6-year prepaid "tail" policy providing single limit equivalent coverage to that described in the preceding sentence for a premium cost not to exceed 200% of the current annual premium for such insurance.  If such prepaid "tail" policy has been obtained by Anchor prior to the Effective Time, FS Bancorp shall cause such policy to be maintained in full force and effect, for its full term, and shall cause all obligations thereunder to be honored by the Surviving Company and no other party shall have any further obligation to purchase or pay for insurance hereunder.  The officers and directors of Anchor or its Subsidiaries may be required to make application and provide customary representations and warranties to FS Bancorp's insurance carrier for the purpose of obtaining such insurance.
(b)            For six (6) years from and after the Effective Time, FS Bancorp shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer of Anchor or any of its Subsidiaries (each, an "Anchor Indemnified Party") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of FS Bancorp, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a "Claim"), in which an Anchor Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of Anchor or any of its Subsidiaries if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the organizational documents of Anchor and its Subsidiaries and to the fullest extent otherwise permitted by law.
(c)            In connection with the indemnification provided pursuant to Section 6.6(b), FS Bancorp and/or a FS Bancorp Subsidiary (i) will advance expenses, promptly after statements therefor are received, to each Anchor Indemnified Party to the fullest extent permitted by law and Governmental Entities (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such Anchor Indemnified Party or multiple Anchor Indemnified Parties, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to FS Bancorp and (ii) will cooperate in the defense of any such matter.
(d)            This Section 6.6 shall survive the Effective Time, is intended to benefit each Anchor Indemnified Person (each of whom shall be entitled to enforce this Section against FS Bancorp), and shall be binding on all successors and assigns of FS Bancorp.
(e)            In the event FS Bancorp or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other persons or entities, then, and in each such case, proper provision shall be made so that the successors and assigns of FS Bancorp assume the obligations set forth in this Section 6.6.
6.7            Exemption from Liability Under Section 16(b). Each of the Board of Directors of FS Bancorp and Anchor or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall adopt a resolution in advance of the Effective Time providing that the receipt by Anchor Insiders of FS Bancorp Common Stock pursuant to the Merger is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act. As used herein, the term "Anchor Insiders" means those officers and directors of Anchor who will become subject to the reporting requirements of Section 16(a) of the Exchange Act as insiders of FS Bancorp in conjunction with the Merger.
6.8            No Solicitation.
(a)            Anchor agrees that, except as expressly permitted by Section 6.8(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and the officers, directors, and employees of Anchor and its Subsidiaries (the "Anchor Individuals") not to, and will use its commercially reasonable best efforts to cause Anchor's and its Subsidiaries' agents, advisors and controlled affiliates, accountants, legal counsel, and financial advisors (the "Anchor Representatives") not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and/or its Subsidiaries business, properties or assets ("Anchor Confidential Information") to, or have any discussions with, any person or entity relating to, any Acquisition Proposal. Anchor will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons or entities other than FS Bancorp with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal.
(b)            Notwithstanding anything to the contrary in Section 6.8(a), at any time from the date of this Agreement and prior to obtaining the Anchor Shareholder Approval, in the event Anchor receives an unsolicited Acquisition Proposal and the Board of Directors of Anchor determines in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal, Anchor may, and may permit its Subsidiaries and the Anchor Individuals and the Anchor Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to Anchor than the Confidentiality Agreement (an "Acceptable Confidentiality Agreement"), (ii) furnish or cause to be furnished Anchor Confidential Information to the person or entity making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement,  and (iii) negotiate and participate in such negotiations or discussions with the person or entity making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of Anchor determines in good faith (following consultation with counsel) that failure to take such actions would reasonably be likely to result in a violation of its fiduciary duties under applicable law.
(c)            The Board of Directors of Anchor shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to FS Bancorp, the Anchor Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to FS Bancorp the Anchor Board Recommendation (any such action, a "Change in Recommendation"). Notwithstanding the foregoing, the Board of Directors of Anchor (including any committee thereof) may, at any time prior to obtaining the Anchor Shareholder Approval, effect a Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the Board of Directors of Anchor determines in good faith (after consultation with Anchor's outside legal counsel) constitutes a Superior Proposal; provided, however, that the Board of Directors of Anchor may not make a Change in Recommendation, or terminate this Agreement pursuant to Section 8.1(f), with respect to an Acquisition Proposal until it has given FS Bancorp at least four (4) business days, following FS Bancorp's initial receipt of written notice that the Board of Directors of Anchor has determined that such Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by FS Bancorp, the Board of Directors of Anchor determines in good faith (after consultation with counsel) that such Acquisition Proposal continues to constitute a Superior Proposal.

(d)            Anchor will promptly (and in any event within two (2) business days) advise FS Bancorp in writing following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person or entity making such Acquisition Proposal), and will keep FS Bancorp apprised of any related developments, discussions and negotiations (including the terms and conditions, whether written or oral, of the Acquisition Proposal) on a current basis.
(e)            As used in this Agreement, the following terms have the meanings set forth below:
"Acquisition Proposal" means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Anchor or Anchor Bank or any proposal or offer to acquire in any manner more than 20% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, Anchor or Anchor Bank, other than the transactions contemplated by this Agreement.
"Superior Proposal" means a written Acquisition Proposal that the Board of Directors of Anchor concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger, (i) after receiving the advice of its financial advisors (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of "Superior Proposal," the references to "more than 20%" in the definition of Acquisition Proposal shall be deemed to be references to "a majority".
6.9            Notification of Certain Matters. Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein. Each of Anchor and FS Bancorp shall promptly inform the other in writing upon receiving notice of any claim, demand, cause of action or investigation by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.
6.10            Correction of Information. Each of Anchor and FS Bancorp shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Effect qualification, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any party receiving such notice.
6.11            Integration. From and after the date hereof, Anchor shall, and shall cause Anchor Bank and its and Anchor Bank's directors, officers and employees to, make all commercially reasonable best efforts (without undue disruption to either business) to (i) cooperate in order to permit 1st Security Bank of Washington to train Anchor Bank employees who are expected to continue employment with 1st Security Bank of Washington, including excusing such employees from their duties for the purpose of training and orientation by 1st Security Bank of Washington and (ii) cause Anchor Bank's data processing consultants and software providers to, cooperate and assist Anchor Bank and 1st Security Bank of Washington in connection with the planned electronic and systematic conversion of all applicable data of Anchor Bank to the 1st Security Bank of Washington system to occur after the Effective Time, in each case without undue disruption to Anchor Bank's business, during normal business hours and at the expense of FS Bancorp or 1st Security Bank of Washington (not to include Anchor Bank's regular employee payroll).
6.12            Coordination; Integration. Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, Anchor shall cause the Chief Executive Officer and Chief Financial Officer of Anchor Bank to assist and confer with the officers of 1st Security Bank of Washington, on a periodic basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of 1st Security Bank of Washington, as the resulting bank in the Bank Merger.
6.13            Delivery of Agreements.  Anchor shall cause the Voting Agreements and Non-Solicitation Agreements to be executed by its directors and delivered to FS Bancorp prior to or simultaneously with the execution of this Agreement.
ARTICLE VII

 CONDITIONS PRECEDENT
7.1            Conditions to Each Party's Obligations. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of Anchor and FS Bancorp, at or prior to the Closing Date of the following conditions:
(a)            Shareholder Approval. The Anchor Shareholder Approval shall have been obtained.
(b)            Nasdaq Listing. The shares of FS Bancorp Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.
(c)            Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
(d)            No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or the Bank Merger shall be in effect.
(e)            Regulatory Approvals. All regulatory authorizations, consents, orders or approvals from Regulatory Agencies and other Governmental Entities required to consummate the Merger and the Bank Merger shall have been obtained without the imposition of any non-standard condition or requirement, which individually or in the aggregate, is reasonably deemed unduly burdensome by the Board of Directors of FS Bancorp including any condition that would increase the minimum regulatory capital requirements of FS Bancorp or 1st Security Bank of Washington (an "Unduly Burdensome Condition") and such authorizations, consents, orders and approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the "Requisite Regulatory Approvals").
7.2            Conditions to Obligations of FS Bancorp. The obligation of FS Bancorp to effect the Merger is also subject to the satisfaction, or, to the extent permitted by law, waiver by FS Bancorp, at or prior to the Closing Date, of the following conditions:
(a)            Representations and Warranties. The representations and warranties of Anchor set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Closing Date as though made on the

Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that
(A)
the representations and warranties in Sections 3.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), Section 3.7 (Broker's Fees), Section 3.8(a) (Absence of Changes), and Section 3.25 (Anchor Information) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date;

(B)
the representations and warranties in Section 3.3 (Authority; No Violation) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on the Closing Date; and

(C)
no other representation or warranty of Anchor shall be deemed untrue or incorrect as of the Closing Date as a consequence of events or circumstances arising after the date hereof, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of Anchor has had or would reasonably be expected to result in a Material Adverse Effect on Anchor;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects" or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and FS Bancorp shall have received a certificate signed on behalf of Anchor by the Chief Executive Officer or the Chief Financial Officer of Anchor to the foregoing effect.
(b)            Performance of Obligations of Anchor. Anchor shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and FS Bancorp shall have received a certificate signed on behalf of Anchor by the Chief Executive Officer or the Chief Financial Officer of Anchor to such effect.
(c)            Dissenting Shares.  Dissenting Shares shall be less than ten percent (10%) of the issued and outstanding shares of Anchor Common Stock.

(d)            Opinion of Tax Counsel.  FS Bancorp shall have received an opinion from Keller Rohrback L.L.P., special counsel to FS Bancorp, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.  In rendering its opinion, Keller Rohrback, L.L.P. may require and rely upon representations contained in letters from each of FS Bancorp and Anchor.
7.3            Conditions to Obligations of Anchor. The obligation of Anchor to effect the Merger is also subject to the satisfaction, or to the extent permitted by law, waiver by Anchor, at or prior to the Closing Date, of the following conditions:
(a)            Representations and Warranties. The representations and warranties of FS Bancorp set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Closing Date as though made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that

(A)
the representations and warranties in Section 4.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), Section 4.7(a) (Absence of Changes) and Section 4.23 (FS Bancorp Information) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date;

(B)
the representations and warranties in Section 4.3 (Authority; No Violation) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date; and

(C)
no other representation or warranty of FS Bancorp shall be deemed untrue or incorrect as of the Closing Date as a consequence of events or circumstances arising after the date hereof, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of FS Bancorp has had or would reasonably be expected to result in a Material Adverse Effect on FS Bancorp;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects" or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and Anchor shall have received a certificate signed on behalf of FS Bancorp by the Chief Executive Officer or the Chief Financial Officer of FS Bancorp to the foregoing effect.
(b)            Performance of Obligations of FS Bancorp. FS Bancorp shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Anchor shall have received a certificate signed on behalf of FS Bancorp by the Chief Executive Officer or the Chief Financial Officer of FS Bancorp to such effect.
(c)            Opinion of Tax Counsel.  Anchor shall have received an opinion from Silver, Freedman, Taff & Tiernan L.L.P. special counsel to Anchor, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.  In rendering its opinion, Silver, Freedman, Taff & Tiernan L.L.P. may require and rely upon representations contained in letters from each of FS Bancorp and Anchor.
ARTICLE VIII

 TERMINATION AND AMENDMENT
8.1            Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Anchor Shareholder Approval, by action of the Board of Directors of a party, as follows:
(a)            by the written mutual consent of Anchor and FS Bancorp;
(b)            by either Anchor or FS Bancorp, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform any covenant or agreement in this Agreement required to be performed prior to the Effective Time;

(c)            by either Anchor or FS Bancorp, if the Merger shall not have been consummated on or before June 30, 2019, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;
(d)            by either Anchor or FS Bancorp (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Anchor, in the case of a termination by FS Bancorp, or FS Bancorp, in the case of a termination by Anchor, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within twenty (20) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;
(e)            by FS Bancorp if (i) the Board of Directors of Anchor (or any committee thereof) shall have failed to make the Anchor Board Recommendation or made a Change in Recommendation or (ii) Anchor shall have materially breached any of the provisions set forth in Section 6.8 or (iii) Anchor shall have refused to call or hold the Anchor Shareholder Meeting (except as provided in the last sentence of Section 6.3);
(f)            by Anchor prior to obtaining the Anchor Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.8; provided, however, that Anchor has (i) not materially breached the provisions of Section 6.8, and (ii) complied with its payment obligation under Section 8.4(a); or
(g)            by either Anchor or FS Bancorp, if the provisions of Section 8.1(e) are not applicable and the shareholders of Anchor fail to provide the Anchor Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof.
8.2            Effect of Termination. In the event of termination of this Agreement by either Anchor or FS Bancorp as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Anchor, FS Bancorp, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 8.2, 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10 and 9.11 shall survive any termination of this Agreement, and (ii) if this Agreement is terminated under Section 8.1(d), the non-terminating party shall not, except as provided in Section 8.4(c), be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.
8.3            Fees and Expenses. Except with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne by Anchor, and all filing and other fees in connection with any filing with the SEC and Regulatory Agencies, which shall be borne by FS Bancorp, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
8.4            Termination Fee.
(a)            If this Agreement is terminated pursuant to Section 8.1(e) or (f), then (i) in the case of termination under Section 8.1(e), Anchor shall immediately following such termination pay FS Bancorp an amount equal to $2,702,000 (the "Termination Fee"), and (ii) in the case of termination under

Section 8.1(f), Anchor shall, simultaneously with such termination and as a condition thereof, pay FS Bancorp the Termination Fee, in each case in same-day funds.
(b)            If this Agreement is terminated by either party under Section 8.1(g), and prior thereto there has been publicly announced an Acquisition Proposal, then if within one year of such termination Anchor or Anchor Bank either (A) enters into a definitive agreement with respect to an Acquisition Proposal or (B) consummates an Acquisition Proposal, Anchor shall immediately pay FS Bancorp the Termination Fee set forth in Section 8.4(a) in same-day funds. For purposes of clauses (A) and (B) above, the reference to 20% in the definition of Acquisition Proposal shall be 50%.
(c)              The payment of the Termination Fee shall fully discharge Anchor from any and all liability under this Agreement and related to the transactions contemplated herein, and FS Bancorp shall not be entitled to any other relief or remedy against Anchor. If the Termination Fee is not payable, FS Bancorp may pursue any and all remedies available to it against Anchor on account of a willful and material breach by Anchor of any of the provisions of this Agreement. Moreover, if the Termination Fee is payable pursuant to Section 8.1(e)(ii), FS Bancorp shall have the right to pursue any and all remedies available to it against Anchor on account of the willful and material breach by Anchor of Section 6.8 in lieu of accepting the Termination Fee under Section 8.4(a) Anchor may pursue any and all remedies available to it against FS Bancorp on account of a willful and material breach by FS Bancorp of any of the provisions of this Agreement.
8.5            Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Anchor; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Anchor, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
8.6            Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

 GENERAL PROVISIONS
9.1            Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place on a date no later than the last day of the month (but no earlier than five (5) business days) after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the "Closing Date").
9.2            Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.
9.3            Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)            if to FS Bancorp, to:
FS Bancorp, Inc.
 6920 220th Street SW
Mountlake Terrace, Washington 98043
Attention:  Joseph C. Adams, Chief Executive Officer
 Facsimile: (425) 771-8840

with a copy to:
Keller Rohrback LLP
1201 Third Avenue
Suite 3200
Seattle, WA 98101
Attention: Glen Garrison
 Facsimile: (206) 623-3384

(b)            if to Anchor, to:
Anchor Bancorp
601 Woodland Square Loop SE
Lacey, Washington 98503
Attention:  Jerald L. Shaw, President and Chief Executive Officer
Facsimile: (360) 252-7149

with a copy to:
Breyer & Associates PC
8180 Greensboro Drive
Suite 785
McLean, Virginia 22102
Attention: John F. Breyer, Jr.
Facsimile:  (703) 883-2511

9.4            Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.
9.5            Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
9.6            Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.
9.7            Governing Law, Jurisdiction, Venue and Construction. This Agreement shall be governed and construed in accordance with the laws of the State of Washington and applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles or any other principle that could require the application of the application of the law of any other jurisdiction.  The Parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Washington.  Each of the Parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding.  Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. This Agreement has been negotiated and prepared by the Parties and their respective counsel.  This Agreement shall be fairly interpreted in accordance with its terms and without any strict construction in favor or against either party.

9.8            Publicity. Neither Anchor nor FS Bancorp shall, and neither Anchor nor FS Bancorp shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of FS Bancorp, in the case of a proposed announcement or statement by Anchor, or Anchor, in the case of a proposed announcement or statement by FS Bancorp; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.
9.9            Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each indemnified person referenced therein, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties hereto any rights or remedies under this Agreement.
9.10            Specific Performance; Time of the Essence. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.
9.11            Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

FS Bancorp and Anchor have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FS BANCORP, INC.

By: /s/Joseph C. Adams
Name: Joseph C. Adams
Title: Chief Executive Officer

ANCHOR BANCORP

By: /s/Jerald L. Shaw
Name: Jerald L. Shaw
Title: President and Chief Executive Officer